Filed Pursuant to Rule 424(b)(5)
Registration No. 333-255666

Prospectus Supplement

(to prospectus dated April 30, 2021)

$4,250,000,000

$500,000,000 5.650% Senior Notes due 2025

$1,000,000,000 5.350% Senior Notes due 2028

$1,250,000,000 5.550% Senior Notes due 2034

$750,000,000 5.950% Senior Notes due 2053

$750,000,000 6.100% Senior Notes due 2063

Nasdaq, Inc. (the “Company” or “we”) is offering five series of senior notes, consisting of $500,000,000 aggregate principal amount of 5.650% senior notes due 2025 (the “2025 Notes”), $1,000,000,000 aggregate principal amount of 5.350% senior notes due 2028 (the “2028 Notes”), $1,250,000,000 aggregate principal amount of 5.550% senior notes due 2034 (the “2034 Notes”), $750,000,000 aggregate principal amount of 5.950% senior notes due 2053 (the “2053 Notes”) and $750,000,000 aggregate principal amount of 6.100% senior notes due 2063 (the “2063 Notes,” and together with the 2025 Notes, the 2028 Notes, the 2034 Notes and the 2053 Notes, the “Notes”).

The 2025 Notes will bear interest at a rate of 5.650% per year and will mature on June 28, 2025. The 2028 Notes will bear interest at a rate of 5.350% per year and will mature on June 28, 2028. The 2034 Notes will bear interest at a rate of 5.550% per year and will mature on February 15, 2034. The 2053 Notes will bear interest at a rate of 5.950% per year and will mature on August 15, 2053. The 2063 Notes will bear interest at a rate of 6.100% per year and will mature on June 28, 2063. We will pay interest on the 2025 Notes semi-annually in arrears on June 28 and December 28 of each year, beginning on December 28, 2023. We will pay interest on the 2028 Notes semi-annually in arrears on June 28 and December 28 of each year, beginning on December 28, 2023. We will pay interest on the 2034 Notes semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2024. We will pay interest on the 2053 Notes semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2024. We will pay interest on the 2063 Notes semi-annually in arrears on June 28 and December 28 of each year, beginning on December 28, 2023. The interest rate payable on the Notes will be subject to adjustment from time to time as described under “Description of the Notes—Interest Rate Adjustment.”

We may redeem the Notes of a series, in whole at any time, or in part, from time to time, at our option at any time prior to the Par Call Date indicated in the table below opposite such series of Notes (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes), at the “make-whole” redemption price applicable to such series of Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after the applicable Par Call Date, the Notes of a series (other than the 2025 Notes) will be redeemable, in whole at any time, or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Series of Notes	Par Call Date
2028 Notes	May 28, 2028 (one (1) month before their maturity date)
2034 Notes	November 15, 2033 (three (3) months before their maturity date)
2053 Notes	February 15, 2053 (six (6) months before their maturity date)
2063 Notes	December 28, 2062 (six (6) months before their maturity date)

If a Change of Control Triggering Event (as defined in “Description of the Notes”) in respect of a series of Notes occurs, we will be required to offer to purchase such Notes from holders on terms described in this prospectus supplement.

If (x) the consummation of the Adenza Transaction (as defined herein) does not occur on or before the later of (i) the date that is five (5) business days after September 10, 2024 and (ii) the date that is five (5) business days after any later date to which Seller and we may agree to extend the “Outside Date” in the Adenza Transaction Agreement or (y) we notify the Trustee (as defined herein) that we will not pursue the consummation of the Adenza Transaction, we will be required to redeem the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date (as defined herein). See “Description of the Notes—Redemption—Special Mandatory Redemption.”

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be unsubordinated unsecured obligations of ours and will rank equally in right of payment with all of our existing and future unsubordinated unsecured obligations. The Notes will not be guaranteed by any of our subsidiaries.

Currently, there is no public market for the Notes. We do not intend to apply for a listing of the Notes on any securities exchange.

Investing in the Notes involves risks. See the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and the risks beginning on page S-23 of this prospectus supplement.

	Per 2025 Note	Total	Per 2028 Note	Total	Per 2034 Note	Total	Per 2053 Note	Total	Per 2063 Note	Total
Public offering price(1)	99.920%	$499,600,000	99.801%	$998,010,000	99.972%	$1,249,650,000	99.431%	$745,732,500	99.407%	$745,552,500
Underwriting discount	0.350%	$1,750,000	0.550%	$5,500,000	0.650%	$8,125,000	0.875%	$6,562,500	0.875%	$6,562,500
Proceeds, before expenses, to us(1)	99.570%	$497,850,000	99.251%	$992,510,000	99.322%	$1,241,525,000	98.556%	$739,170,000	98.532%	$738,990,000

(1)	Plus accrued interest from June 28, 2023, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its participants on or about June 28, 2023.

Joint Book-Running Managers

Goldman Sachs & Co. LLC		J.P. Morgan
BofA Securities	Citigroup	Morgan Stanley

Nordea	SEB	Wells Fargo Securities	Mizuho
Co-Managers
HSBC	ICBC Standard Bank	TD Securities	Academy Securities
AmeriVet Securities	CastleOak Securities, L.P.	Drexel Hamilton	Independence Point Securities
R. Seelaus & Co., LLC	Ramirez & Co., Inc.		Siebert Williams Shank

The date of this prospectus supplement is June 22, 2023.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THE PROSPECTUS SUPPLEMENT

You should rely only upon the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement contains the terms of this offering of Notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Throughout this prospectus supplement, unless otherwise specified:

•	“Nasdaq,” the “Company,” “we,” “us” and “our” refer to Nasdaq, Inc.

•	“Nasdaq Baltic” refers to collectively, Nasdaq Tallinn AS, Nasdaq Riga, AS and AB Nasdaq Vilnius.

•	“Nasdaq Clearing” refers to the clearing operations conducted by Nasdaq Clearing AB.

•	“Nasdaq Nordic” refers to collectively, Nasdaq Clearing AB, Nasdaq Stockholm AB, Nasdaq Copenhagen A/S, Nasdaq Helsinki Ltd and Nasdaq Iceland hf.

•	“The Nasdaq Stock Market” refers to the cash equity exchange operated by The Nasdaq Stock Market LLC.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “envisions,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance, and other future developments are intended to identify forward-looking statements. These include, among others, statements relating to:

•	our strategic direction, including changes to our corporate structure;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the scope, nature or impact of acquisitions, divestitures, investments, joint ventures or other transactional activities;

•

the effective dates for, and expected benefits of, ongoing initiatives, including transactional activities and other strategic, restructuring, technology, Environmental, Social and Governance (“ESG”) matters, de-leveraging and capital return initiatives;

•	our products and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity and capital;

•	any litigation, or any regulatory or government investigation or action, to which we are or could become a party or which may affect us; and

•	any potential settlements of litigation, regulatory or governmental investigations or actions, including with respect to our U.S. Commodity Futures Trading Commission (“CFTC”) investigation.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•	our ability to consummate the Adenza Transaction on a timely basis or at all;

•	our ability to secure regulatory approvals required to complete the Adenza Transaction in a timely manner or at all;

•

our ability to successfully integrate acquired businesses or divest sold businesses or assets, including the fact that any integration or transition may be more difficult, time consuming or costly than expected, and we may be unable to realize synergies from business combinations, acquisitions, divestitures or other transactional activities, including that disruption from the Adenza Transaction may make it more difficult to maintain our and Adenza’s business and operational relationships;

•

we may be unable to realize the anticipated benefits, including synergies, from the Adenza Transaction and our other business combinations, acquisitions, divestitures or other transactional activities, including the possibility that the expected benefits from the Adenza Transaction will not be realized or will not be realized within the expected time period;

•	our ability to continue to generate cash and manage our indebtedness, including increased indebtedness to be incurred in connection with the Adenza Transaction;

•	loss of significant trading and clearing volumes or values, fees, market share, listed companies, market data customers or other customers;

•	our ability to develop and grow our non-trading businesses, including our technology, analytics, ESG and anti-financial crime offerings;

•	our ability to keep up with rapid technological advances and adequately address cybersecurity risks;

•	economic, political and market conditions and fluctuations, including inflation, interest rate and foreign currency risk, inherent in U.S. and international operations, and geopolitical instability;

•	the performance and reliability of our technology and technology of third parties on which we rely;

•	any significant systems failures or errors in our operational processes;

•	our ability to continue to generate cash and manage our indebtedness; and

•	adverse changes that may occur in the litigation or regulatory areas, or in the securities markets generally, or increased regulatory oversight domestically or internationally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. The above list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive. You should carefully review the risks and information contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus supplement, including, without limitation, those risk factors discussed under the caption “Part I. Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 that was filed with the SEC on February 23, 2023 and in any reports subsequently filed with the SEC. New factors that are not currently known to us or of which we are currently unaware may also emerge from time to time that could materially and adversely affect us. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SUMMARY

This summary highlights the information contained elsewhere, or incorporated by reference, in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents to which we refer you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus supplement and the accompanying prospectus and incorporated by reference herein.

Nasdaq, Inc.

Nasdaq is a global technology company serving the capital markets and other industries. Our diverse offerings of data, analytics, software and services enables clients to optimize and execute their business vision with confidence.

We manage, operate and provide our products and services in three business segments: Market Platforms, Corporate Access Platforms and Anti-Financial Crime.

Market Platforms

Our Market Platforms segment delivers world leading platforms that improve the liquidity, transparency and integrity of the global economy by architecting and operating the world’s best markets.

Our Market Platforms segment includes our Trading Services and Marketplace Technology businesses. For our Market Platforms segment, the compound annual growth rate of revenue was 7% from the beginning of the fiscal year ended December 31, 2017 through the twelve months ended March 31, 2023.

Trading Services

We provide trading services in North America and Europe. In the U.S., we operate six options exchanges: Nasdaq PHLX, The Nasdaq Options Market, Nasdaq BX Options, Nasdaq ISE, Nasdaq GEMX and Nasdaq MRX. These exchanges facilitate the trading of equity, ETF, index and foreign currency options.

We also operate three cash equity exchanges: The Nasdaq Stock Market, Nasdaq BX and Nasdaq PSX. Our U.S. cash equity exchanges offer trading of both Nasdaq-listed and non-Nasdaq-listed securities. The Nasdaq Stock Market is the largest single venue of liquidity for trading U.S.-listed cash equities. Market participants include market makers, broker-dealers, alternative trading systems, institutional investors, and registered securities exchanges.

In Canada, we operate an exchange with three independent markets for the trading of Canadian-listed securities: Nasdaq Canada CXC, Nasdaq Canada CX2 and Nasdaq Canada CXD.

In Europe, we operate exchanges in Tallinn (Estonia), Riga (Latvia) and Vilnius (Lithuania) as Nasdaq Baltic and exchanges in Stockholm (Sweden), Copenhagen (Denmark), Helsinki (Finland), and Reykjavik (Iceland) together with the clearing operations of Nasdaq Clearing, as Nasdaq Nordic.

In Europe, Nasdaq Nordic offers trading in derivatives, such as stock options and futures and index options and futures. Nasdaq Clearing offers central counterparty clearing services for stock options and futures and index options and futures.

In addition, we also own a majority stake in Puro.earth, a Finnish-based leading platform for carbon removal. Puro.earth offers engineered carbon removal instruments that are verified and tradable through an open, online platform. Puro.earth’s marketplace capabilities add to our suite of ESG-focused technologies and workflow solutions and give our clients further resources to successfully achieve their ESG objectives.

Marketplace Technology

Marketplace Technology comprises our trade management services and market technology businesses.

Our trade management services business provides market participants with a wide variety of alternatives for connecting to and accessing our markets for a fee.

Our market technology business is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers, buy-side firms and corporate businesses. Nasdaq’s market technology is utilized by leading markets in the U.S., Europe and Asia as well as emerging markets in the Middle East, Latin America, and Africa.

Capital Access Platforms

Our Capital Access Platforms segment delivers liquidity, transparency and integrity to the corporate issuer and investment community by empowering our clients to effectively navigate the capital markets, achieve their sustainability goals, and drive governance excellence. Our Capital Access Platforms segment includes our Data & Listing Services, Index and Workflow & Insights businesses. For our Capital Access Platforms segment, the compound annual growth rate of revenue was 12% from the beginning of the fiscal year ended December 31, 2017 through the twelve months ended March 31, 2023.

Data & Listing Services

Our Data business sells and distributes historical and real-time market data to sell-side customers, the institutional investing community, retail online brokers, proprietary trading firms, and other venues, as well as internet portals and data distributors to professional and non-professional investors globally.

Our Listing Services business operates a variety of listing platforms around the world to provide multiple global capital raising solutions for public companies. Companies listed on our markets represent a diverse array of industries including, among others, healthcare, consumer products, telecommunication services, information technology, financial services, industrials and energy. Our main listing markets are The Nasdaq Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges.

As of March 31, 2023, a total of 4,163 companies listed securities on The Nasdaq Stock Market, including 539 ETPs. The combined market capitalization was approximately $22.2 trillion. In Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 1,250 listed companies with a combined market capitalization of approximately $2.0 trillion. The Nasdaq Stock Market had a 100% IPO win rate in the fourth quarter of 2022.

Index

Our Index business develops and licenses Nasdaq-branded indexes and financial products. License fees for our trademark licenses vary by product based on a percentage of underlying assets, dollar value of a product issuance, number of products or number of contracts traded. We also license cash-settled options, futures and options on futures on our indexes.

As of March 31, 2023, we had 387 ETPs licensed to Nasdaq indexes, which had $366 billion in assets under management.

Workflow & Insights

Our Workflow & Insights business includes our analytics and corporate solutions businesses.

Our analytics business provides asset managers, investment consultants and institutional asset owners with information and analytics to make data-driven investment decisions, deploy their resources more productively, and provide liquidity solutions for private funds.

Our corporate solutions business serves both public and private companies and organizations through our Investor Relations Intelligence, Governance Solutions and ESG Solutions products.

Anti-Financial Crime

Our Anti-Financial Crime segment delivers leading platforms that improve the integrity and transparency of the financial world by providing Software as a Service solutions for fraud detection, anti-money laundering, and trade and market surveillance.

The financial services industry has seen a growing demand for products and services focused on anti-financial crime. Our FRAML solution provides a cloud-based platform to help detect, investigate, and report money laundering and financial fraud.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at 151 W. 42nd Street, New York, New York, 10036 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Recent Developments

Acquisition of Adenza Holdings, Inc.

On June 10, 2023, we entered into an agreement and plan of merger (the “Adenza Transaction Agreement”) with Argus Merger Sub 1, Inc., a wholly owned subsidiary of Nasdaq, Argus Merger Sub 2, LLC, a wholly owned subsidiary of Nasdaq, Adenza Holdings, Inc. (“Adenza”) and Adenza Parent, LP, the sole shareholder of Adenza (“Seller”), pursuant to which we will acquire all of the outstanding common shares of Adenza, a leading provider of capital markets risk management and regulatory technology, including front-to-back trade processing, data management capital and risk, and regulatory reporting solutions, for (i) 85,608,414 newly issued shares of common stock, par value $0.01 per share, of Nasdaq and (ii) $5.75 billion in cash, subject to certain customary closing adjustments. We expect the transaction to close in six to nine months, subject to customary closing conditions, including the receipt of required regulatory approvals. For purposes hereof, the term “Adenza Transaction” means the Company’s acquisition of Adenza.

Adenza is expected to be included in our solutions business following the closing of the Adenza Transaction. For the fiscal year ended December 31, 2022, after giving effect to the Adenza Transaction, annual recurring revenue as a percentage of total revenue would have been 59% (compared to 56% without the Adenza Transaction).

For any new investment opportunities, we evaluate whether such new investment will provide long-term returns on invested capital greater than or equal to 10% and greater than or equal to our weighted average cost of capital.

A copy of the Adenza Transaction Agreement is filed as an exhibit to Nasdaq’s Current Report on Form 8-K filed on June 12, 2023, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the Adenza Transaction and the Adenza Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Adenza Transaction Agreement. For more information regarding the Adenza Transaction, see the Current Report referenced above and any subsequently filed documents which are incorporated by reference herein, including Nasdaq’s Current Report on Form 8-K filed on June 20, 2023 incorporated by reference herein containing financial statements of Adenza Group, Inc., a wholly owned subsidiary of Adenza, for the fiscal years ended December 31, 2022 and December 31, 2021 and the fiscal quarter ended March 31, 2023 and pro forma financial statements giving effect to the Adenza Transaction.

In connection with the Adenza Transaction Agreement, we obtained a commitment letter (as amended, modified or supplemented to the date of this prospectus supplement, the “Commitment Letter”) from Goldman Sachs Bank USA and J.P. Morgan Chase Bank, N.A. (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties initially agreed to provide, subject to the satisfaction of customary closing conditions, up to $5.7 billion of senior bridge term loans (the “Bridge Facility”) for the purpose of financing all or a portion of the cash consideration payable by us pursuant to the Adenza Transaction Agreement, repaying certain indebtedness of Adenza and its subsidiaries and otherwise paying related fees and expenses.

The Bridge Facility will be reduced on a dollar-for-dollar basis by the net proceeds of this offering, the expected concurrent issuance of euro-denominated senior notes (the “Euro Offering”) and by the amount of any commitments under the new term loan facility (as defined below), if and when effective. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made.

This offering is not conditioned upon, and will be consummated before, the closing of the Adenza Transaction. If (x) the consummation of the Adenza Transaction does not occur on or before the later of (i) the date that is five (5) business days after September 10, 2024 and (ii) the date that is five (5) business days after any later date to which Seller and we may agree to extend the “Outside Date” in the Adenza Transaction Agreement or (y) we notify the Trustee (as defined herein) that we will not pursue the consummation of the Adenza Transaction, we will be required to redeem the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date (as defined herein). See “Description of the Notes—Redemption—Special Mandatory Redemption.”

The Euro Offering is being made by means of a separate, standalone prospectus supplement, and not by means of this prospectus supplement. The amounts and terms and conditions of the Euro

Offering are subject to market conditions. There can be no assurance that we will be able to complete the Euro Offering on terms and conditions acceptable to us or at all. The offering of the Notes hereby is not contingent on the completion of the Euro Offering.

Amendment of Existing Revolving Credit Agreement

On June 16, 2023, we, the requisite lenders under our $1.25 billion senior unsecured revolving credit facility maturing on December 16, 2027 (the “existing revolving credit facility”) and the administrative agent thereunder entered into an amendment to the existing revolving credit facility. Pursuant to the amendment, the financial covenant in the existing credit agreement will be amended to increase the maximum leverage ratio permitted thereunder in connection with and following the consummation of the Adenza Transaction, subject to certain step-downs set forth therein. A copy of the amendment to the existing revolving credit facility is filed as an exhibit to Nasdaq’s Current Report on Form 8-K filed on June 20, 2023, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

New Term Loan Facility

On or prior to the consummation of the Adenza Transaction, we also anticipate incurring up to $600 million in aggregate principal amount of loans under a new three-year unsecured term loan credit facility (the “new term loan facility”). However, there can be no assurance that such borrowing will be made.

CFTC Matter

As previously disclosed, in June 2022, NASDAQ Futures, Inc. (“NFX”), a non-operational, wholly owned subsidiary of Nasdaq, received a telephonic “Wells Notice” from the staff of the CFTC relating to certain alleged potential violations by NFX of provisions of the Commodity Exchange Act and CFTC rules thereunder during the period beginning July 2015 through October 2018. The Wells Notice informed NFX that the CFTC staff has made, subject to consideration of NFX’s response, a preliminary determination to recommend that the CFTC authorize an enforcement action against NFX in connection with its former futures exchange business. Nasdaq sold NFX’s futures exchange business to a third- party in November 2019, including the portfolio of open interest in NFX contracts. During 2020, all remaining open interest in NFX contracts was migrated to other exchanges and NFX ceased operation. A Wells Notice is neither a formal charge of wrongdoing nor a final determination that the recipient has violated any law. NFX has submitted a response to the Wells Notice that contests all aspects of the Staff’s position. The CFTC staff subsequently informed us that it plans to formally recommend that the CFTC authorize a civil enforcement action. We cannot predict if or when such an action will be brought, including the scope of the claims or the remedy sought, but such action could commence at any time, and the scope of claims or remedies sought could be material. We believe that NFX would have defenses to any claims if they are the same as those alleged by the CFTC staff during the Wells Notice process. We are unable to predict the ultimate outcome of this matter or the amount or type of remedies that the CFTC may obtain, but they could have a material negative effect on our operating results and reputation. Accordingly, we are unable to reasonably estimate any potential loss or range of loss, and therefore, we have not accrued for a loss contingency.

Certain Business and Financial Information Used by the Company

In connection with the Adenza Transaction, Nasdaq presents certain financial information, which includes non-GAAP measures, including, but not limited to, organic revenue growth, non-GAAP EBITDA, non-GAAP EBITDA margin, unlevered, pre-tax free cash flow, leverage ratio and dividend payout ratio, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this section.

Organic revenue growth is a non-GAAP measure that reflect adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates, and (ii) the revenues, expenses and operating income associated with acquisitions and divestitures for the twelve-month period following the date of the acquisition or divestiture. Non-GAAP EBITDA is defined as non-GAAP net income plus interest, taxes, depreciation and amortization and non-GAAP EBITDA margin reflects non-GAAP net income plus interest, taxes, depreciation and amortization expenses. Unlevered, pre-tax cash flow is defined as cash flow from operations plus cash interest paid and cash taxes paid less capital expenditures. Free cash flow is defined as cash flow from operations less capital expenditures and Verafin Structuring Items. Leverage ratio is defined as gross debt divided by non-GAAP EBITDA. Annualized dividend payout ratio is defined as the last paid quarterly dividend annualized divided by the last 12 months non-GAAP net income.

Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this prospectus supplement. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this prospectus supplement isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

Nasdaq, Inc.

Reconciliation of Certain U.S. GAAP to Non-GAAP Financial Measures

(in millions, except per share amounts)

(unaudited)

	For the three months ended				For the twelve months ended March 31, 2023	For the fiscal year ended December 31,
	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023		2017	2018	2019	2020	2021	2022
Net Revenues	$893	$890	$906	$914	$3,603	$2,411	$2,526	$2,535	$2,903	$3,420	$3,582
U.S. GAAP operating expenses	481	492	557	502	2,032	1,420	1,498	1,518	1,669	1,979	2,018
Non-GAAP adjustments:
Amortization expense of acquired intangible assets[1]	(39)	(38)	(38)	(38)	(153)	(92)	(109)	(101)	(103)	(170)	(153)
Merger and strategic initiatives[2]	(12)	(14)	(41)	(2)	(69)	(44)	(21)	(30)	(33)	(87)	(82)
Charitable donations[3]	—	—	—	—	—	—	—	—	(17)	—	—
Clearing default[4]	—	—	—	—	—	—	(31)	—	—	—	—
Restructuring charges[5]	—	—	(15)	(18)	(33)	—	—	(39)	(48)	(31)	(15)
Lease asset impairment[6]	—	—	—	(17)	(17)	—	—	—	—	—	—
Regulatory matters[7]	—	—	(1)	—	(1)	—	—	—	6	(33)	(1)
Extinguishment of debt[8]	(16)	—	—	—	(16)	(10)	—	(11)	(36)	(33)	(16)
Provision for notes receivable[9]	—	—	—	—	—	—	—	(20)	(6)	—	—
Other[10]	(1)	(23)	(2)	9	(17)	(3)	(17)	(22)	(18)	(9)	(30)

Total operating expense non-GAAP adjustments	(68)	(75)	(97)	(66)	(306)	(149)	(178)	(223)	(255)	(363)	(297)

Non-GAAP operating expenses	413	417	460	436	1,726	1,271	1,320	1,295	1,414	1,616	1,721

U.S. GAAP operating income	412	398	349	412	1,571	991	1,028	1,017	1,234	1,441	1,564
Non-GAAP adjustments	68	75	97	66	306	149	178	223	255	363	297

Non-GAAP operating income	480	473	446	478	1,877	1,140	1,206	1,240	1,489	1,804	1,861

Depreciation and amortization of tangibles	26	25	25	27	103	96	100	88	96	108	104
EBITDA	506	498	471	505	1,980	1,236	1,306	1,328	1,585	1,912	1,965
Adjustments for acquisitions and divestments*					—	22	(19)	—	—	(3)	—

(Continued on following page)

	For the three months ended				For the twelve months ended March 31, 2023	For the fiscal year ended December 31,
	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023		2017	2018	2019	2020	2021	2022
Adjusted EBITDA					1,980	1,258	1,287	1,328	1,585	1,909	1,965
Total debt					5,109	4,207	3,831	3,387	5,541	5,830	5,399
Leverage ratio					2.6x	3.3x	3.0x	2.6x	3.5x	3.1x	2.7x
GAAP net income (loss)	307	294	241	302	1,144	729	458	774	933	1,187	1,125
Operating income Non-GAAP adjustments	68	75	97	66	306	149	178	223	255	363	297
Non-operating Gain Non-GAAP adjustments:
Net loss (income) from unconsolidated investees[11]	(9)	(8)	(7)	(14)	(38)	(13)	(16)	(82)	(70)	(52)	(29)
Net gain on divestiture of businesses[12]	—	—	—	—	—	—	(33)	(27)	—	(84)	—
Gain on the sale of investment security[13]	—	—	—	—	—	—	(118)	—	—	—	—
Other[10]	(9)	(6)	6	—	(9)	—	—	(5)	(4)	(80)	(3)

Total non-operating Non-GAAP adjustments	(18)	(14)	(1)	(14)	(47)	(13)	(167)	(114)	(74)	(216)	(32)

Total non-GAAP pre-tax adjustments[14]	50	61	96	52	259	136	11	109	181	147	265

Total non-GAAP adjustments to tax provision	(15)	(20)	(20)	(15)	(70)	(195)	328	(48)	(83)	(61)	(66)
Total non-GAAP adjustments, net of tax	35	41	76	37	189	(59)	339	61	98	86	199

Non-GAAP net income	342	335	317	339	1,333	670	797	835	1,031	1,273	1,324

Dividend**					392
Annualized dividend payout ratio					30%

GAAP diluted EPS	$0.62	$0.59	$0.48	$0.61	$2.30	$4.30	$0.91	$1.55	$1.86	$2.35	$2.26
Non-GAAP diluted EPS	$0.69	$0.68	$0.64	$0.69	$2.69	$3.95	$1.58	$1.67	$2.06	$2.52	$2.66

Note: The sum of the quarterly non-GAAP diluted EPS may not tie to the LTM’23 amount due to rounding.

*

The 2021 adjustments include a net $3 million related to pre-acquisition EBITDA of Verafin, pre-divestment EBITDA of Nasdaq U.S. Fixed Income business, and the prorata share of The Nasdaq Private Market, LLC EBITDA. The 2018 adjustments include a net ($19) million EBITDA associated with our Public Relations Solutions and Digital Media Services business pre-divestiture and Quandl pre-acquisition. The 2017 adjustment includes a net of $22 million EBITDA of eVestment Pre-acquisition.

**	Dividend is annualized based on the most recent quarterly dividend paid of $98 million. Our dividend compound annual growth rate was approximately 10% over the last five years.

1.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

2.

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years that have resulted in expenses which would not have otherwise been incurred. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. These expenses primarily include integration costs, as well as legal, due diligence and other third party transaction costs.

3.	Charitable donations: Donations made to the Nasdaq Foundation, COVID-19 response and relief efforts, and social justice charities.
4.	Clearing default: Charges associated with the clearing default which occurred in 2018.
5.

Restructuring charges: The 2022 charges relate to our divisional alignment program that was initiated in October 2022, following our September announcement to realign our segments and leadership, with a focus on realizing the full potential of this structure. In connection with the program, we expect to incur pre-tax charges principally related to employee-related costs, consulting, asset impairments and contract terminations over a two-year period. The charges in 2019, 2020 and 2021 are associated with our restructuring program initiated in September 2019 with the goal of transitioning certain technology platforms to advance Nasdaq’s strategic opportunities as a technology and analytics provider and continuing our re-alignment of certain business areas. The 2019 program was completed as of June 30, 2021.

6.

Lease asset Impairment: During the quarter ended March 31, 2023, we initiated a review of our real estate and facility capacity requirements due to our new and evolving work models. As a result, we recorded impairment charges of $17 million, of which $10 million relates to operating lease asset impairment and is included in operating lease cost in the table above, $2 million relates to exit costs and is included in variable lease cost in the table above and $5 million related to impairment of leasehold improvements, which are recorded in depreciation and amortization expense in the Condensed Consolidated Statements of Income. We fully impaired our lease assets for locations we vacated, with no intention to sublease. Substantially all the property, equipment and leasehold improvements associated with the vacated lease office space was fully impaired as there are no expected future cash flows for these items.

7.

Regulatory matters: In December 2021, we recorded a $33 million charge related to a decision made by the Swedish Administrative court rejecting an appeal by Nasdaq Clearing to dismiss an administrative fine imposed by the Swedish Financial Supervisory Authority (SFSA) associated with the default of a member of the Nasdaq Clearing commodities market that occurred in 2018. Nasdaq Clearing has appealed the court’s recent decision and firmly believes in the merits of its appeal. For the year ended December 31, 2020 we recorded a $6 million reversal of a regulatory fine issued by the SFSA. Both charges were recorded to regulatory expense in our Consolidated Statements of Income.

8.	Extinguishment of debt: These charges relate to premiums paid for the early extinguishment of previously outstanding debt.
9.	Provision for notes receivable: These charges are associated with the funding of technology development for the consolidated audit trail.
10.

Other significant items include certain other charges or gains, including certain tax items, that are the result of other non-comparable events to measure operating performance. For the three months ended March 31, 2023, other items included insurance recoveries related to certain legal matters. For 2022, other significant items included an accrual related to legal matters as well as net gains and losses from strategic investments entered into through our corporate venture program. Other significant items in 2021 include gains from sales of strategic investments entered into through our corporate venture program; for 2020, charges associated with duplicative rent and impairment of leasehold assets related to our global headquarters move; for 2019, a tax reserve for certain prior year examinations and certain litigation costs; for 2018, certain litigation costs, certain charges related to a sales and use tax audit and VAT reserves.

11.

Net loss (income) from unconsolidated investees: We exclude our share of the earnings and losses of our equity method investments, primarily our equity interest in the Options Clearing Corporation, or OCC. This provides a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

12.

Net gain on divestiture of businesses: Represents the net gain on sale of our U.S. Fixed Income business in the second quarter of 2021, the net gain on the sale of the BWise enterprise governance, risk and compliance software platform in 2019 and the net gain on the sale of our Public Relations Solutions and Digital Media Services businesses in 2018.

13.	Gain on the sale of investment security: Represents a pre-tax gain on the sale of our 5.0% ownership interest in LCH Group Holdings Limited.
14.

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In addition, for the three months and year ended December 31, 2021, we recorded a tax benefit related to state and local provision to return adjustments and a release of tax reserves due to statute of limitation expiration. For the year ended December 31, 2021, we also recorded a prior year tax benefit, net of reserve. In addition, for the three months and year ended December 31, 2020, we recorded a tax benefit related to favorable audit settlements, a release of tax reserves due to statute of limitation expiration, partially offset with an increase to certain tax reserves related to certain tax filings. For the year ended December 31, 2020, we also recorded a tax benefit on compensation related deductions determined to be allowable.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Revenue to Non-GAAP Organic Revenue

(in millions)

(unaudited)

	Current Period Net Revenue	Prior-year Period Revenue	Total Variance		Organic Impact		Other Impact(1)
			$	%	$	%	$	%
Solutions Businesses
1Q23	646	623	23	4%	29	5%	-6	-1%
2022	2,552	2,344	208	9%	227	10%	-19	-1%
2021[2]	2,356	1,940	416	21%	295	15%	121	6%
2020[3]	1,962	1,770	192	11%	168	9%	24	1%
2019[3]	1,770	1,635	135	8%	108	7%	27	2%
2018[3,4]	1,675	1,506	169	11%	107	7%	62	4%
2017[3,4]	1,700	1,613	87	5%	49	3%	38	2%
Trading Services
1Q23	267	264	3	1%	7	3%	-4	-2%
2022	1,019	1,037	-18	-2%	12	1%	-30	-3%
2021	1,037	932	105	11%	91	10%	14	2%
2020[5]	941	755	186	25%	182	24%	4	1%
2019[5]	755	794	-39	-5%	-25	-3%	-14	-2%
2018[5]	794	711	83	12%	81	11%	2	—
2017[5]	711	663	48	7%	3	—	45	7%
Total Company
1Q23	914	892	22	2%	36	4%	-14	-1%
2022	3,582	3,420	162	5%	239	7%	-77	-2%
2021	3,420	2,903	517	18%	395	14%	122	4%
2020	2,903	2,535	368	15%	350	14%	18	1%
2019	2,535	2,526	9	—	83	3%	-74	-3%
2018	2,526	2,411	115	5%	188	8%	-73	-3%
2017	2,411	2,276	135	6%	52	2%	83	4%

Note: The sum of the percentage changes may not tie to the percent change in total variance due to rounding.

1	Other impact includes acquisitions, divestitures, and changes in FX rates.
2	Revenues are not recast for the Broker Services wind down that occurred in 2022.
3	Solutions businesses revenues are not recast for the NPM contribution, the sale of Nasdaq’s U.S. fixed income business occurred in 2021, and the Broker Services wind down that occurred in 2022.
4

Revenues are not recast for the BWise enterprise governance, risk and compliance software platform, which was sold in March 2019, and the Public Relations Solutions and Digital Media Services businesses, which were sold in mid-April 2018.

5	Revenues are not recast for the sale of Nasdaq’s U.S. fixed income business that occurred in 2021.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Cash Flow from Operations to Non-GAAP Free Cash Flow (excluding Section 31 fees and Verafin structuring items)

(in millions)

(unaudited)

Free Cash Flow Calculation (US$ millions)	For the fiscal year ended December 31,				For the three months ended March 31, 2023	For the twelve months ended March 31, 2023
	2019	2020	2021	2022
Cash flow from operations	963	1,252	1,083	1,706	565	1,666
Capital expenditure	(127)	(188)	(163)	(152)	(40)	(157)

Free cash flow	836	1,064	920	1,554	525	1,509

Verafin structuring items[1]	—	—	323	—	—	—
Section 31 fees, net[2]	(14)	(57)	106	(103)	59	(51)

Free cash flow ex. Section 31 and Verafin structuring items	$822	$1,007	$1,349	$1,451	$584	$1,458

1.	2021 free cash flow includes the impact of Verafin-related tax and structuring items. These included a tax payment of $221M and a purchase price holdback escrow of $102M.
2.	Net of change in Section 31 fees receivables.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Cash Flow from Operations to Unlevered, Pre-tax Cash Flow (excluding Section 31 fees and Verafin structuring items)

(in millions)

(unaudited)

Free Cash Flow Calculation (US$ millions)	For the fiscal year ended December 31, 2022
	Nasdaq	Adenza	Pro Forma
Cash flow from operations	$1,706	$53	$1,759
Capital expenditure	(152)	(28)	(180)

Free cash flow	1,554	25	1,579
Section 31 fees, net[1]	(103)	—	(103)

Free cash flow ex. Section 31 fees	1,451	25	1,476
Cash Paid During the Period for Interest	116	165	281
Cash Paid During the Period for Income Taxes	274	36	310

Unlevered, Pre-tax Free Cash Flow ex. Section 31 fees[2]	$1,841	$226	$2,067

1.	Net of change in Section 31 fees receivables.
2.	Unlevered pre-tax free cash flow excluding Section 31 fees equals cash flow from operations plus cash interest paid and cash taxes paid less capital expenditures.

Adenza Group, Inc.

Reconciliation of U.S. GAAP Revenue to Non-GAAP Adjusted Revenue and Adjusted EBITDA

(in millions)

(unaudited)

For the fiscal year ended December 31, 2022
Adenza Revenues	$514
Russian contracts[1]	6
Impact of foreign currency[2]	-1
Adjusted Adenza Revenues	519

Adenza Net Loss	-44
Interest	172
Taxes	-25
Depreciation and amortization	163
Adenza EBITDA	266
Proforma adjustments[3]	6
Restructuring[4]	14
Facility costs[5]	5
Russian contracts[1]	6

Adjusted EBITDA	297

1.	Adjustments to remove the impact of revenues from Russian contracts which have been subsequently cancelled and the reversal of accrued income associated with those contracts.
2.	Relates to foreign currency-related gains and losses.
3.

In July 2021, Calypso Technology (“Calypso”) merged with AxiomSL (“AxiomSL”) to form Adenza. These adjustments were made to reflect the combined activities of AxiomSL and Calypso, predecessors to Adenza, and also include restructuring cost savings achieved during the twelve months ended December 31, 2021 and 2022 in order to present those periods on a comparable basis.

4.	Relates to a restructuring program which was initiated upon the merger of AxiomSL and Calypso in order to achieve synergies.
5.	Primarily relates to termination of lease facilities.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” herein and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Nasdaq, Inc.

Notes Offered	$500 million aggregate principal amount of 5.650% Senior Notes due 2025 (the “2025 Notes”)

$1 billion aggregate principal amount of 5.350% Senior Notes due 2028 (the “2028 Notes”)

$1.25 billion aggregate principal amount of 5.550% Senior Notes due 2034 (the “2034 Notes”)

$750 million aggregate principal amount of 5.950% Senior Notes due 2053 (the “2053 Notes”)

$750 million aggregate principal amount of 6.100% Senior Notes due 2063 (the “2063 Notes”)

Maturity	2025 Notes: June 28, 2025

2028 Notes: June 28, 2028

2034 Notes: February 15, 2034

2053 Notes: August 15, 2053

2063 Notes: June 28, 2063

Interest	2025 Notes: 5.650% per year

2028 Notes: 5.350% per year

2034 Notes: 5.550% per year

2053 Notes: 5.950% per year

2063 Notes: 6.100% per year

The interest rate payable on the Notes will be subject to adjustment from time to time as described under “Description of the Notes—Interest Rate Adjustment.” Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. See “Description of the Notes—Principal, Maturity and Interest of Notes.”

Interest Payment Dates	2025 Notes: June 28 and December 28 of each year, beginning on December 28, 2023

2028 Notes: June 28 and December 28 of each year, beginning on December 28, 2023

2034 Notes: February 15 and August 15 of each year, beginning on February 15, 2024

2053 Notes: February 15 and August 15 of each year, beginning on February 15, 2024

2063 Notes: June 28 and December 28 of each year, beginning on December 28, 2023

Priority	The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated obligations, including our 3.850% Senior Notes due 2026, 1.75% Senior Notes due 2029, 0.875% Senior Notes due 2030, 3.250% Senior Notes due 2050, 1.650% Senior Notes due 2031, 2.500% Senior Notes due 2040, 0.900% Senior Notes due 2033, 3.950% Senior Notes due 2052, commercial paper issuances and indebtedness under our existing revolving credit facility, and if applicable, the new term loan facility.

Holders of any of our existing or future secured indebtedness and other secured obligations will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

As of March 31, 2023, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof (including the Euro Offering and the new term loan facility) and any other debt incurred to finance the Adenza Transaction, we would have had approximately $11.0 billion aggregate principal amount of unsubordinated unsecured indebtedness outstanding, and we would have had no material secured indebtedness or other secured obligations outstanding.

The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables, which may be material. As of March 31, 2023, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof (including the Euro Offering and the new term loan facility) and any other debt incurred to finance the Adenza Transaction, our direct and indirect subsidiaries would have had no indebtedness outstanding to which the Notes would have been structurally subordinated.

No Guarantees	The Notes will not be guaranteed by any of our subsidiaries.

Further Issues	We may create and issue further notes ranking equally and ratably in all respects with any series of Notes being offered hereby, so that such further notes will be consolidated and form a single series with such series of Notes being offered hereby and will have the same terms as to status or otherwise; provided that any further notes that are not fungible for U.S. federal income tax purposes with any series of Notes will have a different CUSIP number. We may also create and issue further notes of a different series than the Notes. See “Description of the Notes—Further Issues.”

Optional Redemption	We may redeem the 2025 Notes, in whole at any time, or in part, from time to time, at our option at any time at the greater of 100% of the principal amount of the 2025 Notes to be redeemed or the “make-whole” redemption price applicable to such 2025 Notes described under “Description of the Notes— Redemption—Optional Redemption.”

We may redeem the 2028 Notes, in whole at any time, or in part, from time to time, at our option at any time prior to May 28, 2028 (one (1) month before their maturity date), at the “make-whole” redemption price applicable to such 2028 Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after May 28, 2028 (one (1) month before their maturity date), the 2028 Notes will be redeemable, in whole at any time, or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem the 2034 Notes, in whole at any time, or in part, from time to time, at our option at any time prior to November 15, 2033 (three (3) months before their maturity date), at the “make-whole” redemption price applicable to such 2034 Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after November 15, 2033 (three (3) months before their maturity date), the 2034 Notes will be redeemable, in whole at any time, or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2034 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem the 2053 Notes, in whole at any time, or in part, from time to time, at our option at any time prior to February 15, 2053 (six (6)

months before their maturity date), at the “make-whole” redemption price applicable to such 2053 Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after February 15, 2053 (six (6)

months before their maturity date), the 2053 Notes will be redeemable, in whole at any time, or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2053 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem the 2063 Notes, in whole at any time, or in part, from time to time, at our option at any time prior to December 28, 2062 (six (6)

months before their maturity date), at the “make-whole” redemption price applicable to such 2063 Notes described under “Description of the Notes—Redemption—Optional Redemption.” At any time on or after December 28, 2062 (six (6)

months before their maturity date), the 2063 Notes will be redeemable, in whole at any time, or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 2063 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Special Mandatory Redemption	If (x) the consummation of the Adenza Transaction does not occur on or before the later of (i) the date that is five (5) business days after September 10, 2024 and (ii) the date that is five (5) business days after any later date to which Seller and we may agree to extend the “Outside Date” in the Adenza Transaction Agreement or (y) we notify the Trustee that we will not pursue the consummation of the Adenza Transaction, we will be required to be redeem the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding the special mandatory redemption date. See “Description of the Notes—Redemption—Special Mandatory Redemption.”

Certain Covenants	We will issue the Notes under an indenture that will, among other things, limit our ability to:

•	consolidate, merge or sell all or substantially all of our assets;

•	create liens; and

•	enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Change of Control Offer	If a Change of Control Triggering Event (as defined in the Description of Notes) occurs with respect to a series of Notes, unless we have exercised our right to redeem such Notes, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each holder’s Notes of such series. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

Use of Proceeds

The net proceeds from the offering of the Notes, after deducting the underwriting discounts and our estimated offering expenses, will be approximately $4.2 billion. We expect to use the net proceeds from the offering of the Notes, together with cash on hand and proceeds of other incurrences of indebtedness (which may include, among other things, commercial paper, the Bridge Facility or replacements thereof, including the new term loan facility and/or the

Euro Offering), to fund the cash consideration payable by us pursuant to the Adenza Transaction Agreement, to repay certain outstanding indebtedness of Adenza and its subsidiaries and to pay related fees and expenses in connection with the Adenza Transaction and for general corporate purposes, which may include, without limitation, the repayment of indebtedness or the funding of other future acquisitions. See “Use of Proceeds.”

Denominations	The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Absence of Public Market	The Notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market making activities with respect to the Notes without notice to you or us.

Listing	We do not intend to apply for a listing of the Notes on any securities exchange.

Governing Law	The Notes and the indenture under which they will be issued will be governed by New York law.

Trustee	Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association) (the “Trustee”).

Registrar	Computershare Trust Company, N.A.

Transfer Agent	Computershare Trust Company, N.A.

Paying Agent	Computershare Trust Company, N.A.

Risk Factors	Investing in the Notes involves risk. See “Risk Factors” and the other information included in or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

Investing in the Notes involves risk. You should consider carefully the following risks and all of the information set forth or incorporated by reference in this prospectus supplement, including the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and elsewhere in our public filings before investing in the Notes offered by this prospectus supplement.

Risks Relating to the Notes

The Notes will be structurally junior to the indebtedness and other liabilities of our subsidiaries.

We are a holding company with minimal direct operating businesses other than the equity interests of our subsidiaries. We require dividends and other payments from our subsidiaries to meet cash requirements and to pay dividends on our common stock. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.

You will not have any claim as a creditor against our subsidiaries, and all existing and future indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to the Notes. Furthermore, in the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of the Notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the Notes will be structurally subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our subsidiaries, which may be material.

As of March 31, 2023, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof (including the Euro Offering and the new term loan facility) and any other debt incurred to finance the Adenza Transaction, our direct and indirect subsidiaries had no indebtedness outstanding to which the Notes would have been structurally subordinated. Our subsidiaries generate substantially all of our revenues and net income and own substantially all of our assets. As of March 31, 2023, giving effect to the Adenza Transaction, our subsidiaries held approximately 97% of our consolidated assets. In addition, the indenture will not restrict these subsidiaries from incurring additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness and other secured obligations.

The Notes will not be secured by any of our assets. As a result, the indebtedness represented by the Notes will be effectively subordinated to any existing and future secured indebtedness we have incurred or may incur, as well as to other secured obligations, in each case to the extent of the value of the assets securing such indebtedness. The terms of the indenture will permit us to incur secured debt subject to certain limitations, and the amount of such secured debt could be significant. In addition, the indenture will not contain any limitation on our ability to incur secured obligations that do not constitute indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the Notes. See “Description of the Notes—Certain Covenants—Limitations on Liens.”

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, the Notes. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could decrease the value of the Notes, increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the indenture governing the Notes.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

The Notes are redeemable at any time at our option, and we may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rates borne by the Notes. If prevailing rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable investment at an effective interest rate as high as the interest rates on the Notes being redeemed. See “Description of the Notes—Redemption—Optional Redemption.”

There is no current public market for the Notes and a market may not develop.

The Notes are new securities for which there is currently no established market. We cannot guarantee:

•	the liquidity of any market that may develop for the Notes;

•	your ability to sell the Notes; or

•	the price at which you might be able to sell the Notes.

Liquidity of any market for the Notes and future trading prices of the Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results; and

•	the market for similar securities.

The underwriters have advised us that they currently intend to make markets in the Notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of the Notes on any securities exchange. As a result, it may be difficult for you to find a buyer for the Notes at the time you want to sell them and, even if you find a buyer, you might not receive the price you want.

The indenture governing the Notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the Notes.

The indenture governing the Notes will not contain any financial maintenance covenants and will contain only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends, incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the Notes would be structurally subordinated, repurchase securities, engage in transactions with affiliates or engage in other activities, which would adversely affect our ability to pay our obligations under the Notes. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the Notes. See “Description of the Notes—Certain Covenants.”

If (x) the consummation of the Adenza Transaction does not occur on or before the later of (i) the date that is five (5) business days after September 10, 2024 and (ii) the date that is five (5) business days after any later date to which Seller and we may agree to extend the “Outside Date” in the Adenza Transaction Agreement or (y) we notify the Trustee that we will not pursue the consummation of the Adenza Transaction, we will be required to redeem the Notes and may not have or be able to obtain all the funds necessary to redeem the Notes. In addition, if we are required to redeem the Notes, you may not obtain your expected return on the Notes.

We may not be able to consummate the Adenza Transaction within the timeframe specified under “Description of the Notes—Redemption—Special Mandatory Redemption.” Our ability to consummate the Adenza Transaction is subject to various closing conditions, many of which are beyond our control, and we may not be able to consummate the Adenza Transaction. If (x) the consummation of the Adenza Transaction (as defined herein) does not occur on or before the later of (i) the date that is five (5) business days after September 10, 2024 and (ii) the date that is five (5) business days after any later date to which Seller and we may agree to extend the “Outside Date” in the Adenza Transaction Agreement or (y) we notify the Trustee that we will not pursue the consummation of the Adenza Transaction, we will be required to redeem all Notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date. However, there is no escrow account or security interest for the benefit of the noteholders and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the Notes. This could be the case, for example, if we or any of our subsidiaries commence a bankruptcy or reorganization case, or such a case is commenced against us or one of our subsidiaries, before we redeem the Notes. In addition, even if we are able to redeem the Notes pursuant to the special mandatory redemption provisions you may not obtain your expected return on the Notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the Notes is made at the time of the offering of the Notes. You will have no rights under the special mandatory redemption provisions as long as the Adenza Transaction is consummated on or prior to the later of (i) the date that is five (5) business days after September 10, 2024 and (ii) the date that is five (5) business days after any later date to which Seller and we may agree to extend the “Outside Date” in the Adenza Transaction Agreement nor will you have any right to require us to repurchase your Notes if, between the closing of the Notes offering and the closing of the Adenza Transaction, we experience any changes in our business or financial condition, or if the terms of the Adenza Transaction or the financing thereof change.

We may not be able to repurchase the Notes upon a change of control triggering event.

Unless we have exercised our right to redeem the Notes as described in the indenture, upon a change of control triggering event, we will be required to make an offer to each holder of the Notes to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. A “change of control triggering event” will occur when there is (i) a change of control involving Nasdaq and (ii) within a specified period in relation to the change of control, the ratings of the Notes are decreased from an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services to below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. If we experience a change of control triggering event, there can be no assurance that we will have sufficient financial resources available at such time to satisfy our obligations to repurchase the Notes. Our failure to purchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the Notes. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

USE OF PROCEEDS

The net proceeds from the offering of the Notes, after deducting the underwriting discounts and our estimated offering expenses, will be approximately $4.2 billion. We expect to use the net proceeds from the offering of the Notes, together with cash on hand and proceeds of other incurrences of indebtedness (which may include, among other things, commercial paper, the Bridge Facility or replacements thereof, including the new term loan facility and/or the Euro Offering), to fund the cash consideration payable by us pursuant to the Adenza Transaction Agreement, to repay certain outstanding indebtedness of Adenza and its subsidiaries and to pay related fees and expenses in connection with the Adenza Transaction and for general corporate purposes, which may include, without limitation, the repayment of indebtedness or the funding of other future acquisitions.

DESCRIPTION OF THE NOTES

The 5.650% Senior Notes due 2025 (the “2025 Notes”), the 5.350% Senior Notes due 2028 (the “2028 Notes”), the 5.550% Senior Notes due 2034 (the “2034 Notes”), the 5.950% Senior Notes due 2053 (the “2053 Notes”) and the 6.100% Senior Notes due 2063 (the “2063 Notes,” and together with the 2025 Notes, the 2028 Notes, the 2034 Notes and the 2053 Notes, the “Notes”) offered hereby will be issued under an indenture, dated as of June 7, 2013 (the “base indenture”) between Nasdaq, Inc. and Computershare Trust Company, N.A., as trustee (as successor to Wells Fargo Bank, National Association, the “Trustee”) and a fourteenth supplemental indenture (as to the 2025 Notes), fifteenth supplemental indenture (as to the 2028 Notes), sixteenth supplemental indenture (as to the 2034 Notes), seventeenth supplemental indenture (as to the 2053 Notes) and eighteenth supplemental indenture (as to the 2063 Notes) (collectively the “supplemental indenture” and, together with the base indenture, as applicable, the “indenture”). In this Description of the Notes section, “we,” “us,” “our,” “Nasdaq” or the “Company” and similar words refer to Nasdaq, Inc. and not to any of its subsidiaries.

Because this section is a summary, it does not describe every aspect of the Notes and the indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Notes and the indenture, including definitions of certain terms used therein. The terms of the Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA.” You may obtain copies of the Notes and the indenture by requesting them from us or the Trustee.

General

The Notes:

•	will be senior unsecured obligations of ours;

•

will rank equally in right of payment with all of our other unsubordinated unsecured indebtedness from time to time outstanding, including our 3.850% Senior Notes due 2026, 1.75% Senior Notes due 2029, 0.875% Senior Notes due 2030, 3.250% Senior Notes due 2050, 1.650% Senior Notes due 2031, 2.500% Senior Notes due 2040, 0.900% Senior Notes due 2033, 3.950% Senior Notes due 2052, commercial paper issuances and indebtedness under our existing revolving credit facility, and if applicable, the Euro Offering and the new term loan facility;

•	will be structurally subordinated in right of payment to all existing and future obligations of our subsidiaries, including claims with respect to trade payables; and

•

will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and other secured obligations to the extent of the value of the collateral securing any such indebtedness and other obligations.

Principal, Maturity and Interest of Notes

The 2025 Notes will initially be limited to $500 million aggregate principal amount. The 2028 Notes will initially be limited to $1 billion aggregate principal amount. The 2034 Notes will initially be limited to $1.25 billion aggregate principal amount. The 2053 Notes will initially be limited to $750 million aggregate principal amount. The 2063 Notes will initially be limited to $750 million aggregate principal amount. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2025 Notes will bear interest at a rate of 5.650% per year and interest will be payable thereon semi-annually in arrears on June 28 and December 28 of each year, beginning on December 28, 2023 and on the maturity date thereof. Interest on the 2025 Notes will be paid to holders of record on the June 13 and December 13 immediately prior to the applicable interest payment date.

The 2028 Notes will bear interest at a rate of 5.350% per year and interest will be payable thereon semi-annually in arrears on June 28 and December 28 of each year, beginning on December 28, 2023 and on the maturity date thereof. Interest on the 2028 Notes will be paid to holders of record on the June 13 and December 13 immediately prior to the applicable interest payment date. The 2034 Notes will bear interest at a rate of 5.550% per year and interest will be payable thereon semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2024 and on the maturity date thereof. Interest on the 2034 Notes will be paid to holders of record on the February 1 and August 1 immediately prior to the applicable interest payment date. The 2053 Notes will bear interest at a rate of 5.950% per year and interest will be payable thereon semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2024 and on the maturity date thereof. Interest on the 2053 Notes will be paid to holders of record on the February 1 and August 1 immediately prior to the applicable interest payment date. The 2063 Notes will bear interest at a rate of 6.100% per year and interest will be payable thereon semi-annually in arrears on June 28 and December 28 of each year, beginning on December 28, 2023 and on the maturity date thereof. Interest on the 2063 Notes will be paid to holders of record on the June 13 and December 13 immediately prior to the applicable interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes will accrue from and including the settlement date.

The 2025 Notes will mature on June 28, 2025. The 2028 Notes will mature on June 28, 2028. The 2034 Notes will mature on February 15, 2034. The 2053 Notes will mature on August 15, 2053. The 2063 Notes will mature on June 28, 2063. On the maturity date of the Notes, the holders will be entitled to receive 100% of the principal amount of such Notes. The Notes will not have the benefit of any sinking fund.

If any interest payment date, redemption date or maturity date falls on a day that is not a business day, then the relevant payment may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

With respect to the Notes, when we use the term “business day” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or required by law, regulation or executive order to close.

Interest Rate Adjustment

The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P (each as defined below), or, in either case, any Substitute Rating Agency (as defined below) downgrades (or subsequently upgrades) the credit rating assigned to the Notes, in the manner described below.

If the rating from Moody’s (or any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating from S&P (or any Substitute Rating Agency) of the Notes is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase such that it will equal the interest rate payable on the Notes on the date of their issuance plus the percentage set forth opposite the ratings from the table below:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency), as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes will be decreased such that the interest rate for the Notes will equal the interest rate payable on the Notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any Substitute Rating Agency) subsequently increases its rating of the Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher, and S&P (or any Substitute Rating Agency) increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of their issuance. In addition, the interest rates on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies (or any Substitute Rating Agency thereof)) if the Notes become rated Baa1 and BBB+ (or the equivalent of either such rating, in the case of a Substitute Rating Agency) or higher by each of Moody’s and S&P (or, in either case, a Substitute Rating Agency thereof), respectively (or by one rating agency in the event the Notes are only rated by one rating agency and we have not obtained ratings from a Substitute Rating Agency).

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a Substitute Rating Agency), shall be made independent of any and all other adjustments, provided, however, that in no event shall (1) the interest rate for the Notes be reduced to below the interest rate payable on the Notes on the date of their issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their issuance.

No adjustments in the interest rate of the Notes shall be made solely as a result of a rating agency ceasing to provide a rating of the Notes. If at any time Moody’s or S&P ceases to provide a rating of the Notes for any reason, we will use our commercially reasonable efforts to obtain a rating of the Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above (a) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency). For so long as only one of Moody’s or S&P provides a rating of the Notes and no Substitute Rating Agency is offered to replace the other rating agency, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a Substitute Rating Agency provides a rating of the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect on the next business day after the day on which the rating change has occurred.

If the interest rate payable on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

“Substitute Rating Agency” means, in our discretion at any time and from time to time, Fitch, Inc. or any other “nationally recognized statistical rating organization” within the meaning of Section 3(a) (62) of the Exchange Act selected by us (as certified to the Trustee by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

Priority

The Notes will be general unsecured obligations of ours and will rank equally in right of payment with all of our existing and future unsubordinated unsecured obligations.

Holders of any secured indebtedness and other secured obligations of the Company will have claims that are prior to your claims as holders of the Notes, to the extent of the value of the assets securing such indebtedness and other obligations, in the event of any bankruptcy, liquidation or similar proceeding.

As of March 31, 2023, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof and any other debt incurred to finance the Adenza Transaction, we would have had approximately $11.0 billion aggregate principal amount of unsubordinated unsecured indebtedness outstanding and no material secured indebtedness or other secured obligations outstanding.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the Notes. The Notes will not be guaranteed by any of our subsidiaries, and will therefore be “structurally” subordinated to all indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables, which may be material. This means that in the event of bankruptcy, liquidation or reorganization of any of our subsidiaries, the holders of Notes will have no direct claim to participate in the assets of such subsidiary but may only recover by virtue of our equity interest in our subsidiaries (except to the extent we have a claim as a creditor of such subsidiary). Holders of all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our subsidiaries. As of December 31, 2022, after giving effect to this offering and incurrences of debt under the Bridge Facility or anticipated replacements thereof and any other debt incurred to finance the Adenza Transaction, our direct and indirect subsidiaries would have had approximately no indebtedness outstanding to which the Notes would have been structurally subordinated.

Further Issues

The 2025 Notes will constitute a separate series of debt securities under the indenture, initially limited to $500 million. The 2028 Notes will constitute a separate series of debt securities under the indenture, initially limited to $1 billion. The 2034 Notes will constitute a separate series of debt securities under the indenture, initially limited to $1.25 billion. The 2053 Notes will constitute a separate series of debt securities under the indenture, initially limited to $750 million. The 2063 Notes will constitute a separate series of debt securities under the indenture, initially limited to $750 million. Under the indenture, we may, without the consent of the holders of the Notes, issue additional notes of the same or a different series from time to time in the future in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with any series of Notes offered hereby (or any other tranche of additional notes) for U.S. federal income tax purposes, then such additional notes will have different CUSIP numbers than such series of Notes offered hereby (and any such other tranche of additional notes, as applicable). The Notes offered hereby and any additional notes of the same series would rank equally and ratably and would be treated as a single class for all purposes under the indenture. This means that, in circumstances where the indenture provides for the holders of debt securities of any series to vote or take any action, any of the outstanding Notes, as well as any additional notes that we may issue by reopening such series, will vote or take action as a single class.

Payment of Additional Amounts by a Foreign Successor Issuer

A Foreign Successor Issuer is any entity that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia and becomes a successor of Nasdaq, Inc. as a result of a merger of Nasdaq, Inc. with and into such entity after the date hereof in accordance with the provisions set forth in “Certain Covenants—Merger, Consolidation or Sale of Assets.”

All payments made under or with respect to the Notes by any Foreign Successor Issuer will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which such Foreign Successor Issuer is organized, resident or doing business for tax purposes or from or through which such Foreign Successor Issuer makes any payment on the Notes, in each case, or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless such Foreign Successor Issuer or any other applicable withholding agent is required to withhold or deduct Taxes by law. For the avoidance of doubt a Relevant Taxing Jurisdiction shall not include the United States, any state thereof or the District of Columbia. If a Foreign Successor Issuer or any other applicable withholding agent is required by law to make any such withholding or deduction, the Foreign Successor Issuer, subject to the exceptions listed below, will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted (provided that if the applicable withholding agent is a person other than a Foreign Successor Issuer, the Additional Amounts payable by the Foreign Successor Issuer under “—Payment of Additional Amounts by a Foreign Successor Issuer” shall not exceed the Additional Amounts that would have been payable by the Foreign Successor Issuer under “—Payment of Additional Amounts by a Foreign Successor Issuer” had the Foreign Successor Issuer been the applicable withholding agent (i.e., had the Foreign Successor Issuer made payments directly to the applicable beneficial owner of the Notes)).

A Foreign Successor Issuer will not, however, pay Additional Amounts to a holder or beneficial owner of Notes:

(a)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than any connection resulting from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Notes);

(b)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of Notes following the Foreign Successor Issuer’s written request addressed to the holder or beneficial owner, to the extent such holder or beneficial owner is legally eligible to do so, either to provide information concerning the holder’s or beneficial owner’s nationality, residence or identity or to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(c)	with respect to any estate, inheritance, gift, sales, transfer, personal property, wealth or any similar Taxes;

(d)

if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had the holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(e)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed, withheld or deducted but for the presentation by the holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(f)

with respect to any Taxes imposed, withheld, levied or deducted pursuant to current Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version as described above) or any related fiscal or regulatory legislation, rules or official administrative practice adopted pursuant to any intergovernmental agreement entered into in connection with implementing any of the foregoing; or

(g)	any combination of items (a), (b), (c), (d), (e) and (f).

A Foreign Successor Issuer will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Foreign Successor Issuer will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and the Foreign Successor Issuer will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Foreign Successor Issuer, such other documentation that provides reasonable evidence of such payment by the Foreign Successor Issuer.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Foreign Successor Issuer will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Foreign Successor Issuer will deliver to the Trustee an officers’ certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders on the payment date. The Foreign Successor Issuer will promptly publish a notice in accordance with the provisions set forth in “—Notices” stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

In addition, a Foreign Successor Issuer will pay any stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest, penalties and other similar liabilities with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time after the merger described above in respect of the execution, issuance, registration or delivery of the Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time after the merger described above as a result of, or in connection with, any payments made pursuant to the Notes and/or the enforcement of the Notes and/or any other such document or instrument.

The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor Person to any Foreign Successor Issuer (other than a Person organized under the laws of the United States, any state thereof or the District of Columbia) and to any jurisdiction in which such successor is organized, resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents, or, in each case, any department or political subdivision thereof.

Whenever the applicable indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts as described hereunder, if applicable.

Redemption

Optional Redemption

The Notes of a series will be redeemable, in whole, at any time, or in part, from time to time, at our option, prior to the Par Call Date or, in the case of the 2025 Notes, the maturity date for the 2025 Notes, in respect of such series at a redemption price (the “make-whole redemption price”) (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such Notes matured on the Par Call Date or, in the case of the 2025 Notes, the maturity date for the 2025 Notes) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (in the case of the 2025 Notes) 15 basis points, (in the case of the 2028 Notes) 25 basis points, (in the case of the 2034 Notes) 30 basis points, (in the case of the 2053 Notes) 35 basis points and (in the case of the 2063 Notes) 35 basis points, in each case, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of such Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Notwithstanding the foregoing, at any time on or after the Par Call Date in respect of a series of Notes, the Notes of such series will be redeemable, in whole at any time, or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

For purposes of this Description of the Notes, “Par Call Date” in respect of a series of Notes shall mean the date set forth under the heading “Par Call Date” below across from the name of such series of Notes.

Series of Notes	Par Call Date
2028 Notes	May 28, 2028 (one (1) month before their maturity date)
2034 Notes	November 15, 2033 (three (3) months before their maturity date)
2053 Notes	February 15, 2053 (six (6) months before their maturity date)
2063 Notes	December 28, 2062 (six (6) months before their maturity date)

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes) (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – interpolated to the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes) on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes), as applicable. If there is no United States Treasury security maturing on the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes) but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes), one with a maturity date preceding the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the

2025 Notes) and one with a maturity date following the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes), the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes). If there are two or more United States Treasury securities maturing on the Par Call Date (or, in the case of the 2025 Notes, the maturity date for the 2025 Notes) or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days, but not more than 60 days, before the redemption date to each registered holder of Notes to be redeemed. Any notice of redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of securities offerings or other corporate transactions.

If we elect to redeem less than all of a series of the Notes, and such Notes are at the time represented by a global note, then the Trustee will select by pro rata or by lot or by a method the Trustee deems to be fair and appropriate, in accordance with the depositary’s procedures, the particular interests to be redeemed. If we elect to redeem less than all of a series of Notes, and any of such Notes are not represented by a global note, then the Trustee will select the particular Notes to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed). No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes (or portion thereof) to be redeemed on such redemption date.

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Special Mandatory Redemption

If (x) the consummation of the Adenza Transaction does not occur on or before the later of (i) the date that is five (5) business days after September 10, 2024 and (ii) the date that is five (5) business days after any later date to which Seller and we may agree to extend the Outside Date in the Adenza Transaction Agreement (such later date, the “Extended Termination Date”) or (y) we notify the Trustee that we will not pursue the consummation of the Adenza Transaction (the earlier of the date of delivery of such notice described in clause (y) and the Extended Termination Date, the “special mandatory redemption trigger date”), we will be required to redeem all and not less than all of the Notes then outstanding by a date no later than 10 business days after the special mandatory redemption trigger date (the “special mandatory redemption end date”) at a redemption price equal to 101% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the special mandatory redemption date (the “special mandatory redemption price”).

In the event that we become obligated to redeem the Notes pursuant to the foregoing paragraph, we will promptly, and in any event not more than five business days after the special mandatory redemption trigger date, deliver notice to the Trustee of the special mandatory redemption and the date upon which the Notes will be redeemed (the “special mandatory redemption date,” which date shall be no later than the special mandatory redemption end date). The Trustee will then promptly deliver such notice to each holder of Notes at its registered address. Unless we default in payment of the special mandatory redemption price, on and after such special mandatory redemption date, interest will cease to accrue on the Notes and the indenture will be discharged and cease to be of further effect as to all Notes.

“Adenza Transaction” means the Company’s acquisition of Adenza.

“Adenza Transaction Agreement” means that certain Agreement and Plan of Merger, dated as of June 10, 2023, among the Company, Argus Merger Sub 1, Inc., Argus Merger Sub 2 LLC, Adenza Holdings Inc. (“Adenza”) and Adenza Parent, LP (“Seller”).

Tax Redemption

If, as a result of:

(a)

any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date); or

(b)

any amendment to, or change in, the official application or official interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including any such amendment or change resulting from a holding by a court of competent jurisdiction in the Relevant Taxing Jurisdiction) which is announced and becomes effective after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Taxing Jurisdiction until a later date, such later date), such Foreign Successor Issuer would be obligated to pay, on the next date for any payment, Additional Amounts as described above under “—Payment of Additional Amounts by a Foreign Successor Issuer” with respect to the Relevant Taxing Jurisdiction, which such Foreign Successor Issuer reasonably determines it cannot avoid by the use of reasonable measures available to it, then such Foreign Successor Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date. Prior to the giving of any notice of redemption described in this paragraph, a Foreign Successor Issuer will deliver to the Trustee:

(a)

a certificate signed by an officer of such Foreign Successor Issuer stating that the obligation to pay the Additional Amounts cannot be avoided by such Foreign Successor Issuer’s taking reasonable measures available to it; and

(b)

a written opinion of independent legal counsel to such Foreign Successor Issuer of recognized standing to the effect that such Foreign Successor Issuer has or will become obligated to pay such Additional Amounts as a result of a change, amendment, official interpretation or application described above.

A Foreign Successor Issuer will deliver a notice of any optional redemption of the Notes described above to each registered holder of the Notes in accordance with the provisions of the indenture described under “—Notices.” No such notice of redemption may be given more than 60 days before or 365 days after the Foreign Successor Issuer first becomes liable to pay any Additional Amounts.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of Notes, unless we have exercised our right to redeem such Notes as described under “—Optional Redemption,” “—Special Mandatory Redemption” or “—Tax Redemption,” we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of each holder’s Notes of such series pursuant to the offer described below (the “Change of Control Offer”).

In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes of such series repurchased plus accrued and unpaid interest, if any, on the Notes of such series repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to the Notes of a series or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will be required to mail a notice to holders of the Notes of such series, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by such Notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes or the indenture, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes or the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes of the applicable series or portions of Notes of the applicable series properly tendered pursuant to the Change of Control Offer;

•

deposit with the paying agent for the Notes of the applicable series an amount equal to the Change of Control Payment in respect of all Notes of such series or portions of Notes of the applicable series properly tendered; and

•

deliver or cause to be delivered to the Trustee or the paying agent for the Notes of the applicable series properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes of the applicable series or portions of Notes of the applicable series being purchased by us.

The paying agent for the Notes of the applicable series will be required to promptly mail, to each holder who properly tendered Notes of the applicable series, the purchase price for such Notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the Notes of the applicable series surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes of the applicable series properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, we will not purchase any Notes of the applicable series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment.

“Below Investment Grade Rating Event” with respect to the Notes of any series means the ratings of the Notes of such series are decreased from an Investment Grade Rating by each of the Rating Agencies to below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the Notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event” hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the holders of the Notes of such series in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to a series of Notes, the occurrence of both a Change of Control and a Below Investment Grade Rating Event with respect to such series of Notes occurring in respect of that Change of Control.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the Notes; or

(2) was nominated or approved for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination, approval, election or appointment (either by a specific vote or by approval of the proxy statement issued by us in which such member was named as a nominee for election as a director). “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, firm, limited liability company, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Services (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of “Change of Control” and the merger, consolidation or sale of assets covenant each include a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to purchase your Notes, or whether the merger, consolidation or sale of assets covenant would apply to a particular transaction, as a result of the sale, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

Certain Covenants

The indenture will contain, among others, the following covenants:

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we will be permitted to consolidate or merge with another entity or to sell, transfer or otherwise convey all or substantially all of our assets to another entity, subject to our meeting all of the following conditions:

•

the resulting entity (if other than us) must (x) be a Person organized under the laws of any U.S. jurisdiction, the United Kingdom or any country that is a member country of the European Union on the issue date of the Notes and (y) deliver a supplemental indenture by which such surviving entity expressly assumes our obligations under the indenture; and

•

immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing.

In the event that we consolidate or merge with another Person or sell all or substantially all of our assets to another Person, the surviving Person will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create or permit to exist any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any stock of a Significant Subsidiary), whether owned on the date of issuance of the Notes or thereafter acquired, to secure any Indebtedness (as defined below) (any such Lien, a “Subject Lien”), unless we contemporaneously secure the Notes (together with, if we so determine, any other Indebtedness of or guaranty by us or such Significant Subsidiary then existing or thereafter created that is not subordinated to the Notes) equally and ratably with (or, at our option, prior to) that obligation.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind. We will not, however, be required to secure the Notes if the Lien consists of one or more Permitted Liens (as defined below). Under the indenture, “Permitted Liens” of any person will be defined as:

(a)

Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)

Liens incurred or pledges or deposits made in compliance with workers’ compensation, pension liabilities, unemployment insurance and other social security laws or regulations or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)

Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)

judgment Liens in respect of judgments, decrees, orders of any court or in connection with legal proceedings or actions at law or in equity that do not constitute an Event of Default under the indenture;

(f)

Liens arising in connection with the operations of us or any Subsidiary relating to clearing, depository, matched principal, regulated exchange or settlement activities, including without limitation, Liens on securities sold by us or any of our Subsidiaries in repurchase agreements, reverse repurchase agreements, sell-buy-back and buy-sell-back agreements, securities lending and borrowing agreements and any other similar agreement or transaction entered into in the ordinary course of clearing, depository, matched principal and settlement operations or in the management of liabilities;

(g)

Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the date of this prospectus supplement, (B) (i) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary or (ii) was incurred pursuant to contractual commitments entered into before such Subsidiary became a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary and (D) the principal amount secured by the Lien at the time such Significant Subsidiary becomes a Subsidiary is not subsequently increased or extended to any other assets other than those owned by the entity becoming a Subsidiary;

(h)	any Lien existing on the issue date of the Notes;

(i)

Liens upon fixed, capital, real and/or tangible personal property acquired after the date hereof (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(j)	Liens in favor of us or any Subsidiary;

(k)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(l)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j) and (k); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(m)

Liens securing our obligations or those of any Subsidiary of ours in respect of any swap agreements or other hedging arrangements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve clearing, depository, regulated exchange or settlement activities in respect thereof;

(n)

easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of us and our Subsidiaries taken as a whole;

(o)

Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to a share repurchase program; and

(p)

Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection “—Merger, Consolidation or Sale of Assets”).

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset which is owned or leased by us or any of our Significant Subsidiaries the net book value of which on the date as of which the determination is being made exceeds 2% of our Consolidated Net Tangible Assets, unless our board of directors has determined in good faith that such office, facility or capital asset is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

Limitations on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction (as defined below) with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (y) any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the Notes of any series, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the Notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation (including any such Indebtedness that by its terms is renewable or extendible beyond 12 months from the date of its creation, at the option of the borrower) or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “Certain Covenants—Limitations on Liens” and “Certain Covenants—Limitations on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to this Indebtedness and to the retirement of Indebtedness which is being retired substantially concurrently therewith, the sum of (a) the aggregate principal amount of all Indebtedness secured by Subject Liens other than Permitted Liens and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “Certain Covenants—Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of the Company and its Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms is renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s most recent consolidated balance sheet as at the end of its fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles.

Events of Default

Holders of the Notes of a series will have specified rights if an Event of Default (as defined below) occurs.

The term “Event of Default” in respect of the Notes of a series means any of the following:

(1)	we do not pay interest on any of the Notes of such series within 30 days of its due date;

(2)	we fail to pay the principal (or premium, if any) of any Note of such series, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)	failure by us to comply with our obligations under “Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)

we remain in breach of a covenant or warranty in respect of the indenture or the Notes of such series (other than a covenant included in the indenture solely for the benefit of debt securities of another series) for 90 days after we receive a written notice of default, which notice must be sent by either the Trustee or holders of at least 25% in principal amount of the outstanding Notes of such series;

(5)	we file for bankruptcy, or other events of bankruptcy, insolvency or reorganization specified in the indenture;

(6)

we default on any indebtedness of ours or of a Significant Subsidiary having an aggregate amount of at least $200,000,000, constituting a default either of payment of principal when due and payable or which results in acceleration of the indebtedness unless the default has been cured or waived or the indebtedness discharged in full within 60 days after we have been notified of the default by the Trustee or holders of at least 25% in principal amount of the outstanding Notes of such series; or

(7)

one or more final judgments for the payment of money in an aggregate amount in excess of $200,000,000 above available insurance or indemnity coverage shall be rendered against us or any Significant Subsidiary and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above) with respect to the Notes of a series has occurred, the Trustee or the holders of at least 25% in principal amount of the Notes of such series may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the Notes of such series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of the Notes of a series required for such declaration if the Event of Default is the Company’s bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the Notes of a series may also waive certain past defaults under the indenture with respect to the Notes of such series on behalf of all of the holders of the Notes of such series. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of the Notes of the applicable series and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the indenture at the request of holders unless the holders offer the Trustee protection from expenses and liability satisfactory to the Trustee. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of Notes of a series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee with respect to the Notes of such series. The Trustee may refuse to follow those directions in certain circumstances specified in the indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders of the Notes of a series are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Notes of such series, the following must occur:

•	such holders must give the Trustee written notice that an Event of Default with respect to such series has occurred and remains uncured;

•

holders of at least 25% in principal amount of the Notes of such series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action; and

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the Notes on or after the due date.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the indenture and the Notes of a series. Some types of changes require the approval of each holder of Notes of such series, some require approval by a vote of a majority of the holders of the Notes of such series, and some changes do not require any approval at all.

Changes Requiring Approval of All Holders

First, there are changes that cannot be made to the Notes of a series without the approval of holders of all Notes of such series. These include changes that:

(1)	reduce the percentage of holders of Notes of such series who must consent to a waiver or amendment of the indenture;

(2)	reduce the rate of interest on any Note of such series or change the time for payment of interest;

(3)	reduce the principal or premium due on the Notes of such series or change the stated maturity date of the Notes of such series;

(4)	change the place or currency of payment on a Note of such series;

(5)	change the right of holders of Notes of such series to waive an existing default by majority vote;

(6)	modify the provisions of the indenture with respect to the ranking of the Notes of such series in a manner adverse to the holders of the Notes of such series;

(7)	impair the right of the holders of Notes of such series to sue for payment; or

(8)	make any change to this list of changes.

Changes Requiring a Majority Vote

The second type of change to the indenture and the Notes of a series requires a vote in favor by holders owning a majority of the principal amount of the Notes of such series. Most changes fall into this category, except as described above under “—Changes Requiring Approval of All Holders” and below under “—Changes Not Requiring Approval.” A majority vote of holders of Notes of a series is required to waive any past default with respect to such series, except a failure to pay principal, premium or interest or a default in the certain covenants and provisions of the indenture that cannot be modified or waived without the consent of each holder of Notes of such series as described above under “—Changes Requiring Approval of All Holders.”

Changes Not Requiring Approval

The third type of change does not require any vote by holders of outstanding Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding Notes in any material respect. These include changes applicable to any series of Notes for, among other things, the following purposes:

(1)

to add to the covenants and agreements of the Company and to add events of default, in each case for the protection or benefit of the holders of such series of the Notes, or to surrender any right or power in the indenture conferred upon the Company;

(2)

to delete or modify any events of default with respect to such series of the Notes, the form and terms of which are being established as permitted by the indenture, and to specify the rights and remedies of the Trustee and the holders of such Notes in connection therewith;

(3)

to add to or change any of the provisions of the indenture to provide, change or eliminate any restrictions on the payment of principal of or premium, if any, on the Notes of such series; provided that any such action shall not adversely affect the interests of the holders of the Notes of such series in any material respect;

(4)

to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no outstanding Notes of such series created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(5)

to evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the Notes of such series and in the indenture or any supplemental indenture;

(6)

to evidence and provide for the acceptance of appointment under the indenture by a successor Trustee with respect to the Notes of such series and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts under the indenture by more than one Trustee, pursuant to the requirements of the indenture;

(7)	to secure such series of the Notes;

(8)

to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any indenture supplemental thereto which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture or to conform the terms of the indenture, as amended and supplemented, that are applicable to the Notes of such series to the description of the terms of such Notes in this prospectus supplement;

(9)	to add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(10)

to add guarantors or co-obligors with respect to such series of the Notes or to release guarantors from their guarantees of the Notes of such series in accordance with the terms of such series of the Notes; or

(11)	to make any change in such series of the Notes that does not materially adversely affect in any material respect the interests of the holders of such Notes.

Defeasance and Covenant Defeasance

We may elect either (i) to defease and be discharged from any and all obligations with respect to the Notes of a series (except as otherwise provided in the indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants that are described in the indenture (“covenant defeasance”) with respect to such series of Notes, upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment in the opinion of a nationally recognized firm of certified public accountants, to pay the principal of, premium, if any, and interest on the Notes of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the beneficial owners of the Notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. We may exercise our defeasance option with respect to the Notes of a series notwithstanding our prior exercise of our covenant defeasance option with respect to Notes of such series. If we exercise our defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default.

If we exercise our covenant defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated by reference to any covenant from which we are released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the Notes of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

The indenture will at our request be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes of a series, when:

1.	either:

(A)

all Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes of such series which have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)

all Notes of such series not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Notes that have become due and payable) or to the maturity date or redemption date, as the case may be; provided that upon any redemption that requires payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium, calculated as of the date of the notice of redemption, with any deficit on the redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an officers’ certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such payment at redemption;

2.	we have paid all other sums payable under the indenture by us; and

3.

we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series have been complied with.

The Trustee and Transfer and Paying Agent

Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, acting through its corporate trust office at 1501 Energy Park Drive, St. Paul, MN 55108, Attention: Corporate trust Services—Nasdaq Administrator, is the Trustee for the Notes and is acting as the transfer and paying agent for the Notes. Principal and interest on the Notes will be payable at the office of the paying agent. We may, however, pay interest by check mailed to registered holders of the Notes. At the maturity of the Notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee.

No service charge will be made for any transfer or exchange of the Notes, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

In specific instances, we or the holders of a majority of the then outstanding principal amount of the Notes may remove the Trustee and appoint a successor Trustee. The Trustee may become the owner or pledgee of the Notes with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a) (1) of the TIA and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by us or our subsidiaries and may engage in commercial transactions with us and our subsidiaries.

Payments of principal of, any premium on, and any interest on individual Notes represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the Notes. Neither we, the Trustee, any paying agent, nor the transfer agent for the Notes will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for the Notes or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the Notes, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the Notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Notices

Notices to holders of Notes will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any Notes as the absolute owner thereof (whether or not the Notes shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Notes

We will replace any mutilated Note at the expense of the holders upon surrender to the Trustee. We will replace Notes that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen Note, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the Note before a replacement Note will be issued.

Governing Law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof.

Book Entry System; Global Notes

We have obtained the following information concerning the Depositary Trust Company (“DTC”), Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Except as set forth below, the Notes will initially be issued in the form of one or more global Notes. The Notes will be issued as fully-registered securities registered, at the request of DTC, in the name of Cede & Co. Except as set forth below, the global Note or Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. One fully-registered security certificate will be issued for the Notes in the aggregate principal amount of the Notes, and will be deposited with DTC or the trustee on behalf of DTC. If, however, the aggregate principal amount of the Notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount of the Notes and an additional certificate will be issued with respect to any remaining principal amount of the Notes. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC systems.

If you wish to hold Notes through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of Notes outside the United States, Euroclear and Clearstream (both described below) participate in DTC through their New York depositaries (each, a “U.S. Depositary”). Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through direct participants.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global Notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the indenture or the Notes. The ability of Euroclear or Clearstream to take actions as a holder of the Notes under the indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We and the Trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any Notes through DTC and investors who hold or will hold any Notes through Euroclear or Clearstream will be effected in DTC through the respective depositaries of Euroclear and Clearstream.

So long as DTC or its nominee is the registered owner of a global Note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global Note will not be entitled to have Notes represented by that global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its beneficial interest, to exercise any rights of a holder of Notes under the indenture or the global Note.

Notes represented by the global Note can be exchanged for definitive securities in registered form only if

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global Note and a successor depositary is not appointed within 90 days after receiving such notice,

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed within 90 days after receiving such notice,

•	we execute and deliver to the Trustee and the registrar an officer’s certificate stating that the global Note shall be so exchangeable, or

•	an Event of Default with respect to the Notes represented by that global Note has occurred and is continuing.

A global Note that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a debt security represented by a global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Payments on the Notes represented by the global Notes will be made to DTC or its nominee, as the case may be, as the registered owner and the sole holder thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global Note and of corresponding detail information, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global Note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global Note held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will have sole responsibility for those payments.

The laws of some states require certain purchasers of Notes to take physical delivery of the Notes in definitive form. These laws may impair your ability to transfer beneficial interests in the global Note or Notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global Note or Notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

The Depository Trust Company

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC;

•

access to the DTC system is also available to others such as securities brokers, dealers, banks, trust companies and others that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that Clearstream is a limited liability company organized under Luxembourg law as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

We understand that the Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the Trustee or the Paying Agent takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income tax considerations that may be relevant to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of the Notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Code, the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice and published positions of the Internal Revenue Service (the “IRS”), all as in effect and available as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their individual circumstances or the U.S. federal income tax considerations applicable to holders that are subject to special treatment under the U.S. federal income tax laws (including, for example, entities or arrangements treated as partnerships or subchapter S corporations for United States federal income tax purposes or other flow-through entities or partners, members or owners therein, banks or other financial institutions, broker-dealers, insurance companies, traders in securities that elect a mark-to-market method of accounting, insurance companies, grantor trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, tax exempt entities, U.S. expatriates, “controlled foreign corporations”, “passive foreign investment companies”, non-U.S. trusts and estates that have U.S. beneficiaries, dealers or traders in securities or currencies, holders required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement and persons in special situations, such as those who hold the Notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments). This discussion applies only to Notes purchased in the initial offering at the original “issue price” of the applicable series of the Notes (i.e., the first price at which a substantial amount of the applicable series of the Notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address tax considerations applicable to subsequent purchasers of the Notes. In addition, this discussion does not describe any tax considerations of the ownership or disposition of the Notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, does not address any tax considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered into in connection with therewith and any laws, regulations or practices adopted in connection with any such agreement) and does not address any U.S. federal tax laws other than those pertaining to the income tax (such as the U.S. federal gift or estate tax), nor does it address any state, local or foreign tax considerations. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is for general information only and is not intended to constitute a complete description of all tax considerations relating to the ownership and disposition of Notes. Prospective purchasers of the Notes should consult their tax advisors concerning the particular U.S. federal tax consequences to them of owning and disposing of the Notes, as well as the application and effect of any state, local and non-U.S. income and other tax laws or any tax treaty and any changes (or proposed changes) in tax laws or interpretations thereof.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a person treated as a partner in such entity will generally depend upon the status of the partner and the activities of the entity. A partnership considering an investment in the Notes, and persons treated as partners in such a partnership, should consult their tax advisors concerning the U.S. federal income tax consequences to them of owning and disposing of Notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND ANY OTHER TAX CONSIDERATIONS TO IT OF THE OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Effect of Certain Contingencies

The terms of the Notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury Regulations governing “contingent payment debt instruments.” According to those Treasury Regulations, the possibility that such payments of excess or accelerated amounts will be made will not cause the Notes to be treated as contingent payment debt instruments (and will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts) if, in the aggregate, there is only a remote chance as of the date the Notes are issued that any of such payments will be made, or if such contingencies in the aggregate are incidental or certain other exceptions apply. We intend to take the position that such contingencies will be considered remote or incidental within the meaning of the applicable Treasury Regulations. Our position that these contingencies are remote or incidental is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which would be in excess of the stated interest rate, and treat as ordinary income rather than capital gain any income recognized on the taxable disposition of a Note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their tax advisors regarding the U.S. federal income tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is , for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

(1) such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

(2) the Non-U.S. Holder does not actually or constructively own stock possessing 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and the Treasury Regulations;

(3) the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

(4) the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(5) either (A) the beneficial owner of the Notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, certifying that it is not a “United States person” (as defined in the Code) and providing its name and address and renews the certificate periodically as required by the Treasury Regulations or (B) a financial institution that holds Notes on behalf of the Non-U.S. Holder certifies to the applicable withholding agent that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to such Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and such Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or applicable successor form). In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a Non-U.S. Holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS form) and renew the certificate periodically as required by the Treasury Regulations. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Unless an applicable income tax treaty provides otherwise, interest paid to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, will generally not be subject to the U.S. federal withholding tax discussed above, provided that the Non-U.S. Holder complies with applicable certification and other questions. Instead, unless an applicable income tax treaty provides otherwise, such interest will generally be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits,” subject to certain adjustments.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” any gain recognized on a sale, exchange, redemption, retirement or other taxable disposition of a Note (collectively, a “Disposition”) by a Non-U.S. Holder (other than amounts properly attributable to accrued and unpaid interest, which will generally be treated as described under “—Non-U.S. Holders—Payments of Interest”) will generally not be subject to U.S. federal income or withholding tax, unless (i) such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the Disposition and certain other conditions are met, in which event any such gain (net of certain U.S.-source capital losses, if any, of the Non-U.S. Holder) will generally be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty) or (ii) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, in which event, unless an applicable income tax treaty provides otherwise, any such gain will generally be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person and a Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits,” subject to certain adjustments.

Information Reporting and Backup Withholding

In general, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

U.S. backup withholding tax (currently at a rate of 24%) is imposed on interest payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder will generally be exempt from backup withholding if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, or otherwise establishes an exemption.

Under Treasury Regulations, the payment of proceeds from the Disposition of a Note by a Non-U.S. Holder effected at a U.S. office of a broker will generally be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or successor form), as applicable, certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the Disposition of Notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections will generally be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or successor form), as applicable, certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules to their particular circumstances.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below, for whom Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives (the “Representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective aggregate principal amount of Notes listed opposite their names below.

Underwriter	Principal Amount of 2025 Notes	Principal Amount of 2028 Notes	Principal Amount of 2034 Notes	Principal Amount of 2053 Notes	Principal Amount of 2063 Notes
Goldman Sachs & Co. LLC	$96,000,000	$192,000,000	$240,000,000	$144,000,000	$144,000,000
J.P. Morgan Securities LLC	96,000,000	192,000,000	240,000,000	144,000,000	144,000,000
BofA Securities, Inc.	52,800,000	105,600,000	132,000,000	79,200,000	79,200,000
Citigroup Global Markets Inc.	52,800,000	105,600,000	132,000,000	79,200,000	79,200,000
Morgan Stanley & Co. LLC	52,800,000	105,600,000	132,000,000	79,200,000	79,200,000
Nordea Bank Abp	26,400,000	52,800,000	66,000,000	39,600,000	39,600,000
SEB Securities, Inc.	26,400,000	52,800,000	66,000,000	39,600,000	39,600,000
Wells Fargo Securities, LLC	26,400,000	52,800,000	66,000,000	39,600,000	39,600,000
Mizuho Securities USA LLC	20,160,000	40,320,000	50,400,000	30,240,000	30,240,000
HSBC Securities (USA) Inc.	10,080,000	20,160,000	25,200,000	15,120,000	15,120,000
ICBC Standard Bank Plc	10,080,000	20,160,000	25,200,000	15,120,000	15,120,000
TD Securities (USA) LLC	10,080,000	20,160,000	25,200,000	15,120,000	15,120,000
Academy Securities, Inc.	2,500,000	5,000,000	6,250,000	3,750,000	3,750,000
AmeriVet Securities, Inc.	2,500,000	5,000,000	6,250,000	3,750,000	3,750,000
CastleOak Securities, L.P.	2,500,000	5,000,000	6,250,000	3,750,000	3,750,000
Drexel Hamilton, LLC	2,500,000	5,000,000	6,250,000	3,750,000	3,750,000
Independence Point Securities LLC	2,500,000	5,000,000	6,250,000	3,750,000	3,750,000
R. Seelaus & Co., LLC	2,500,000	5,000,000	6,250,000	3,750,000	3,750,000
Samuel A. Ramirez & Company, Inc.	2,500,000	5,000,000	6,250,000	3,750,000	3,750,000
Siebert Williams Shank & Co., LLC	2,500,000	5,000,000	6,250,000	3,750,000	3,750,000

Total:	$500,000,000	$1,000,000,000	$1,250,000,000	$750,000,000	$750,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the Notes, then the underwriters are committed to purchase all of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or this offering may be terminated.

The underwriters have advised us that they propose initially to offer the respective Notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession, in the case of the 2025 Notes, not in excess of 0.21% per principal amount of the 2025 Notes, in the case of the 2028 Notes, not in excess of 0.33% per principal amount of the 2028 Notes, in the case of the 2034 Notes, not in excess of 0.39% per principal amount of the 2034 Notes, in the case of the 2053 Notes, not in excess of 0.525% per principal amount of the 2053 Notes, and in the case of the 2063 Notes, not in excess of 0.525% per principal amount of the 2063 Notes. Additionally, the underwriters may allow, and such dealers may reallow, a concession, in the case of the 2025 Notes, not in excess of 0.10% per principal amount of the 2025 Notes, in the case of the 2028 Notes, not in excess of 0.20% per principal amount of the 2028 Notes, in the case of the 2034 Notes, not in excess of 0.25% per principal amount of the 2034 Notes, in the case of the 2053 Notes, not in excess of 0.25% per principal amount of the 2053 Notes, and in the case of the 2063 Notes, not in excess of 0.25% per principal amount of the 2063 Notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the Notes. We estimate that the total expenses of this offering, excluding the underwriting discounts, will be approximately $9.2 million.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by us
Per 2025 Notes	0.350%
Total for 2025 Notes	$1,750,000.00
Per 2028 Notes	0.550%
Total for 2028 Notes	$5,500,000.00
Per 2034 Notes	0.650%
Total for 2034 Notes	$8,125,000.00
Per 2053 Notes	0.875%
Total for 2053 Notes	$6,562,500.00
Per 2063 Notes	0.875%
Total for 2063 Notes	$6,562,500.00

From the date of this prospectus supplement until the issue date of the Notes offered hereby, we will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year (other than the substantially simultaneous issuance of euro-denominated debt securities by the Company).

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The Notes are new securities for which there is currently no established market. We do not intend to apply for the Notes to be listed on any national securities exchange or to arrange for the Notes to be quoted on any quotation system. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the Notes or cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Extended Settlement

We expect that delivery of the Notes will be made to investors on or about June 28, 2023, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such Notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery should consult their advisors.

Selling Restrictions

This prospectus supplement does not constitute an offer by, or an invitation by or on behalf of, us or the underwriters or any other person to subscribe for any of the Notes, or the solicitation of an offer to subscribe for any of the Notes. No action has been taken by us or any of the underwriters that would, or is intended to, permit a public offer of the Notes or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the Notes in any country or jurisdiction where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any Notes or have in its possession, distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Notes by it will be made on the same terms.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any

resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to prospective investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) as amended or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any Notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons.

Any person who is not a relevant person should not act or rely on this document or any of its contents. No key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Prohibition of sales to UK retail investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of “retained EU law”, as defined in the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Hong Kong

The Notes may not be offered or sold and are not intended to be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (iv) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for purposes of issues, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at a relevant time.

Korea

The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of Notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the prospectus supplement and (e) the Company and the Underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A Section 274 of the Securities and Futures Act, Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever defined) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person arising from an offer referred to in Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law; or (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters may make offers and sales through certain affiliates of the underwriters. One or more of the underwriters may sell through affiliates or other appropriately licensed entities for sales of the Notes in jurisdictions in which they are not otherwise permitted.

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses. In addition, affiliates of certain underwriters act as agents and/or lenders under our existing revolving credit facility and are expected to act as agents and/or lenders under the new term loan facility. The underwriters and or their affiliates are expected to act as underwriters in connection with the Euro Offering. Affiliates of the underwriters have provided us with commitments in respect of the Bridge Facility. The commitments in respect of the Bridge Facility will be reduced on a dollar-for-dollar basis by the net proceeds of this offering. A member of our board of directors also serves on the board of directors of an affiliate of Wells Fargo Securities, LLC.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Any offers or sales of any Securities or other securities activities in the United States by Nordea Bank Abp will be intermediated by its U.S. registered broker-dealer affiliate, Nordea Securities LLC, and such activities will be effected only to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

LEGAL MATTERS

Certain legal matters in connection with the Notes offered under this prospectus supplement will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Cahill Gordon  & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://ir.nasdaq.com/financials/sec-filings. Our website is not incorporated into or otherwise a part of this prospectus or any of our other securities filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until all of the Notes offered by this prospectus supplement and the accompanying prospectus are sold:

•	our Annual Report on Form 10-K for the year ended December 31, 2022;

•

portions of our definitive proxy statement on Schedule 14A filed on April 28, 2023, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023; and

•

our Current Reports on Form 8-K filed on January 25, 2023 (Item 8.01 and Exhibit 99.3 only), April  19, 2023 (Item 8.01 and Exhibit 99.2 only), April  21, 2023, June  12, 2023 (excluding Item 7.01) and June 20, 2023.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may obtain a copy of these filings and any other filings incorporated by reference at no cost, by writing or telephoning us at the following address:

Nasdaq, Inc.

151 W. 42nd Street

New York, New York 10036

(212) 401-8700

Email: investor.relations@nasdaq.com

Prospectus

NASDAQ, INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•

purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 6 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on The Nasdaq Stock Market under the trading symbol “NDAQ.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “Nasdaq, Inc.,” the “Company,” “we,” “our” and “us” refer to Nasdaq, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended 2020, filed with the SEC on February 23, 2021;

•	our Current Reports on Form 8-K filed with the SEC on January 27, 2021 (Item 8.01 only), February 2, 2021, February 11, 2021 and April 21, 2021 (Item 8.01 only);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended 2020 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 27, 2021; and

•

the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on April 27, 2018, including any amendments or reports filed for the purpose of updating such description (including the “Description of Securities” included as Exhibit 4.17 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write, telephone or email us at the following address:

Nasdaq, Inc.

151 W. 42nd Street

New York, New York 10036

(212) 401-8700

email: investor.relations@nasdaq.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend that the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 apply to these forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. Words such as “may,” “will,” “could,” “should,” “anticipates,” “envisions,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words or terms of similar substance used in connection with any discussion of future expectations as to industry and regulatory developments or business initiatives and strategies, future operating results or financial performance, and other future developments are intended to identify forward-looking statements. These include, among others, statements relating to:

•	our strategic direction;

•	the integration of acquired businesses, including accounting decisions relating thereto;

•	the scope, nature or impact of acquisitions, divestitures, investments, joint ventures or other transactional activities;

•	the effective dates for, and expected benefits of, ongoing initiatives, including transactional activities and other strategic, restructuring, technology, de-leveraging and capital return initiatives;

•	our products and services;

•	the impact of pricing changes;

•	tax matters;

•	the cost and availability of liquidity and capital;

•	any litigation, or any regulatory or government investigation or action, to which we are or could become a party or which may affect us; and

•

the potential impact of the COVID-19 pandemic and the response of governments and other third parties on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners.

Forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

•	our operating results may be lower than expected;

•

our ability to successfully integrate acquired businesses or divest sold businesses or assets, including the fact that any integration or transition may be more difficult, time consuming or costly than expected, and we may be unable to realize synergies from business combinations, acquisitions, divestitures or other transactional activities;

•	loss of significant trading and clearing volumes or values, fees, market share, listed companies, market data customers or other customers;

•	our ability to develop and grow our non-trading businesses, including our technology and analytics offerings;

•	our ability to keep up with rapid technological advances and adequately address cybersecurity risks;

•	economic, political and market conditions and fluctuations, including interest rate and foreign currency risk, inherent in U.S. and international operations;

•	the performance and reliability of our technology and technology of third parties on which we rely;

•	any significant error in our operational processes;

•	our ability to continue to generate cash and manage our indebtedness; and

•	adverse changes that may occur in the litigation or regulatory areas, or in the securities markets generally, or increased regulatory oversight domestically or internationally.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the uncertainty and any risk related to forward-looking statements that we make. These risk factors are discussed under the caption “Item 1A. Risk Factors,” in our Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. You should carefully read our entire Annual Report on Form 10-K, including “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained therein. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement, release publicly any revisions to any forward-looking statements or report the occurrence of unanticipated events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THE COMPANY

Nasdaq is a global technology company serving the capital markets and other industries. Our diverse offerings of data, analytics, software and services enables clients to optimize and execute their business vision with confidence.

We manage, operate and provide our products and services in four business segments: Market Services, Corporate Platforms, Investment Intelligence and Market Technology.

Market Services

Our Market Services segment includes our Equity Derivative Trading and Clearing, Cash Equity Trading, Fixed Income and Commodities Trading and Clearing and Trade Management Services businesses. We operate multiple exchanges and other marketplace facilities across several asset classes, including derivatives, commodities, cash equity, debt, structured products and Exchange Traded Products (“ETPs”). In addition, in certain countries where we operate exchanges, we also provide broker services, clearing, settlement and central depository services. In January 2020, we commenced an orderly wind-down of our Nordic broker services operations business. We expect this wind-down to continue through 2021. Also, in February 2021, we announced that we entered into a purchase agreement to sell our U.S. fixed income business, Nasdaq Fixed Income, which transaction is expected to close later in 2021. Our transaction-based platforms provide market participants with the ability to access, process, display and integrate orders and quotes. The platforms allow the routing and execution of buy and sell orders as well as the reporting of transactions, providing fee-based revenues.

Corporate Platforms

Our Corporate Platforms segment includes our Listing Services and IR & ESG Services businesses. These businesses deliver critical capital market and governance solutions across the lifecycle of public and private companies.

Our Listing Services business includes our U.S. and European Listing Services businesses. We operate a variety of listing platforms around the world to provide multiple global capital raising solutions for private and public companies. Our main listing markets are The Nasdaq Stock Market and the Nasdaq Nordic and Nasdaq Baltic exchanges. Through Nasdaq First North, our Nordic and Baltic operations also offer alternative marketplaces for smaller companies and growth companies. Our Listing Services business also includes The NASDAQ Private Market, LLC, which provides liquidity solutions for private companies.

We are continuing to grow our U.S. Corporate Bond exchange for the listing of corporate bonds. This exchange operates pursuant to The Nasdaq Stock Market exchange license and is powered by Nasdaq Financial Framework. As of December 31, 2020, 86 corporate bonds were listed on the Corporate Bond exchange. We also continue to grow the Nasdaq Sustainable Bond Network, a platform for increased transparency in the global sustainable bond markets.

As of December 31, 2020, there were 3,392 total listings on The Nasdaq Stock Market, including 412 ETPs. The combined market capitalization was approximately $22.0 trillion. In Europe, the Nasdaq Nordic and Nasdaq Baltic exchanges, together with Nasdaq First North, were home to 1,071 listed companies with a combined market capitalization of approximately $2.1 trillion.

Our IR & ESG Services business includes our Investor Relations Intelligence and Governance Solutions businesses, which serve both public and private companies and organizations. Our public company clients can be companies listed on our exchanges or other U.S. and global exchanges. We help organizations enhance their ability to understand and expand their global shareholder base, improve corporate governance, and navigate the evolving Environmental, Social and Governance (“ESG”) landscape through our suite of advanced technology, analytics, and consultative services. We provide clients with counsel on a range of governance and sustainability-related issues. Our acquisition of OneReport in January 2020 broadened our offerings, which also include our ESG Advisory service and our board assessment and collaboration technology.

Investment Intelligence

Our Investment Intelligence segment includes our Market Data, Index and Analytics businesses.

Our Market Data business sells and distributes historical and real-time market data to the sell-side, the institutional investing community, retail online brokers, proprietary trading shops, other venues, internet portals and data distributors. Our market data products enhance transparency of market activity within our exchanges and provide critical information to professional and non-professional investors globally.

Our Index business develops and licenses Nasdaq-branded indexes and financial products. We also license cash-settled options, futures and options on futures on our indexes. As of December 31, 2020, 339 ETPs listed in over 20 countries and exchanges tracked a Nasdaq index and accounted for $359 billion in assets under management.

Our Analytics business provides asset managers, investment consultants and institutional asset owners with information and analytics to make data-driven investment decisions, deploy their resources more productively, and provide liquidity solutions for private funds. Through eVestment and Solovis, Inc., two companies that we previously acquired, we provide a suite of cloud-based solutions that help institutional investors and consultants conduct pre-investment due diligence, and monitor their portfolios post-investment. The eVestment platform also enables asset managers to market their institutional products worldwide.

Market Technology

Powering over 130 market infrastructure operators and new market clients in more than 50 countries, our Market Technology business is a leading global technology solutions provider and partner to exchanges, clearing organizations, central securities depositories, regulators, banks, brokers, buy-side firms and corporate businesses. Our Market Technology business is the sales channel for our complete global offering to other marketplaces. Our solutions can handle a wide array of assets, including but not limited to cash equities, equity derivatives, currencies, various interest-bearing securities, commodities, energy products and digital currencies. Our solutions can also be used in the creation of new asset classes, and non-capital markets customers, including those in insurance liabilities securitization, cryptocurrencies and sports wagering. During 2020, we announced the launch of the cloud-deployed Nasdaq Automated Investigator, an automated solution for investigating anti-money laundering for retail and commercial banks and other financial institutions. Additionally, in February 2021, we completed the acquisition of Verafin Holdings Inc., a SaaS technology provider specializing in combating fraud and money laundering.

Corporate Information

We are incorporated in Delaware. Our executive offices are located at 151 W. 42nd Street, New York, New York, 10036 and our telephone number is (212) 401-8700. Our web site is http://www.nasdaq.com. Information contained on our web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement, and if applicable, any free writing prospectus, will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporate Law (the “DGCL”), our amended and restated certificate of incorporation, and our bylaws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our amended and restated certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “Nasdaq, Inc.,”, “Nasdaq,” the “Company”, “we,” “our” and “us” refer to Nasdaq, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.01 per share, and (ii) 30,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2021, there were 164,242,583 shares of our common stock outstanding and no shares of preferred stock outstanding. As of March 31, 2021, we had approximately 225 holders of record of our common stock.

Common Stock

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of our common stock do not have cumulative voting rights. The holders of our common stock are entitled to one vote per share, except that our certificate of incorporation limits the ability of any shareholder to vote in excess of 5.0% of the then-outstanding shares of our common stock. This limitation does not apply to persons exempted from this limitation by our board of directors prior to the time such person owns more than 5.0% of the then-outstanding shares of our common stock.

After satisfaction of any dividend rights of holders of preferred stock, if any, holders of common stock are entitled ratably to any dividend declared by our board of directors out of funds legally available for this purpose.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, if any, that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 30,000,000 shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any liquidation, dissolution or winding up of us will be subordinate to the rights of our general creditors.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

Our amended and restated certificate of incorporation and our by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and certain provisions of the DGCL could delay or prevent a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing a change in control, which could harm our stock price. The following is a description of the anti-takeover effects of certain provisions of our amended restated certificate of incorporation and our by-laws.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations: Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing.

Generally, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, notice by the shareholder in order to be timely must be received no earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting and the close of business on the 10th day following the date on which notice of the date of the annual meeting was first publicly announced by Nasdaq. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received no earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting or the close of business on the 10th day following the day on which public disclosure of the date of the special meeting and our nominees was first made. In addition, the by-laws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders, a stockholder requested special meeting of stockholders or make nominations for directors.

Proxy Access: Our by-laws include a proxy access provision that permits a stockholder, or a group of stockholders, owning at least 3% of our outstanding shares of common stock continuously for at least three years to nominate and include in the proxy materials for an annual meeting of stockholders director nominees constituting up to the greater of two individuals and 25% of the total number of directors then in office, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the by-laws.

No Cumulative Voting: The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation, as amended, provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

No Action by Written Consent: Our certificate of incorporation provides that stockholders are not entitled to act by written consent in lieu of a meeting.

Right to Call Special Meeting: Our by-laws provide that only stockholders representing 15% or more, in the aggregate, of our outstanding shares can convene a special meeting of shareholders, provided that the stockholders satisfy the requirements of our by-laws.

Amendments; Vote Requirements: The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our certificate of incorporation imposes majority voting requirements in connection with stockholder amendments to the by-laws and in connection with the amendment of certain provisions of the certificate of incorporation, including those provisions of our certificate of incorporation relating to the limitations on voting rights of certain persons, removal of directors and prohibitions on stockholder action by written consent.

Authorized but Unissued Shares: The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without stockholder approval in most cases. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

General Corporation Law of the State of Delaware: We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage any entity interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed on The Nasdaq Stock Market under the symbol “NDAQ.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture between us and Wells Fargo Bank, National Association, as trustee, or such other trustee named therein. The indenture was previously filed and is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, which you should review for additional information. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers;

•	in “at-the market” offerings (as defined in Rule 415 under the Securities Act);

•	through a combination of any of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

In addition, we or the selling securityholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We or the selling securityholders may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We or the selling securityholders will identify the specific plan of distribution in a prospectus supplement, including:

•	the terms of the offering;

•	the names of the underwriters, dealers, agents or direct purchasers and their compensation;

•	the purchase price of the securities and the net proceeds we will receive from the sale;

•	any delayed delivery obligations to take the securities;

•	the nature of the underwriters’ obligations to take the securities;

•	any securities exchange or market on which the securities may be listed; and

•	other facts material to the transaction.

Underwriters, dealers and agents

If we or the selling securityholders use underwriters in an offering, we or the selling securityholders will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we or the selling securityholders use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we or the selling securityholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we or the selling securityholders may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling securityholders will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling securityholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us or the selling securityholders in the ordinary course of business.

If so indicated in a prospectus supplement, we or the selling securityholders will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We or the selling securityholders may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Direct sales

We or the selling securityholders may sell securities directly to one or more purchasers without using underwriters or agents.

At-the-market offerings

We or the selling securityholders may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Trading markets and listing of securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the The Nasdaq Stock Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Nasdaq, Inc. appearing in Nasdaq, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Nasdaq, Inc.’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

$4,250,000,000

$500,000,000 5.650% Senior Notes due 2025

$1,000,000,000 5.350% Senior Notes due 2028

$1,250,000,000 5.550% Senior Notes due 2034

$750,000,000 5.950% Senior Notes due 2053

$750,000,000 6.100% Senior Notes due 2063

Prospectus Supplement

Joint Book-Running Managers

Goldman Sachs & Co. LLC

J.P. Morgan

BofA Securities

Citigroup

Morgan Stanley

Nordea

SEB

Wells Fargo Securities

Mizuho

Co-Managers

HSBC

ICBC Standard Bank

TD Securities

Academy Securities

AmeriVet Securities

CastleOak Securities, L.P.

Drexel Hamilton

Independence Point Securities

R. Seelaus & Co., LLC

Ramirez & Co., Inc.

Siebert Williams Shank

June 22, 2023